     As filed with the Securities and Exchange Commission on April 9, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                              CLARENT CORPORATION
             (Exact name of registrant as specified in its charter)
                                ----------------

            Delaware                           7372                        77-0433687
  (State or other jurisdiction of   (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)     Classification Code Number)        Identification No.)

                                ----------------
                              700 Chesapeake Drive
                         Redwood City, California 94063
                                 (650) 306-7511
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                              Jerry Shaw-Yau Chang
                            Chief Executive Officer
                              Clarent Corporation
                              700 Chesapeake Drive
                         Redwood City, California 94063
                                 (650) 306-7511
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
       Patrick A. Pohlen, Esq.                  Jeffrey D. Saper, Esq.
          COOLEY GODWARD LLP                   Donna M. Petkanics, Esq.
        Five Palo Alto Square              WILSON SONSINI GOODRICH & ROSATI
         3000 El Camino Real                   Professional Corporation
       Palo Alto, CA 94306-2155                   650 Page Mill Road
            (650) 843-5000                     Palo Alto, CA 94304-1050
                                                    (650) 493-9300
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                                ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
      Title of Each Class of            Proposed Maximum Aggregate          Amount of
    Securities to be Registered              Offering Price(1)          Registration Fee
----------------------------------------------------------------------------------------
Common Stock, par value $.001........           $73,600,000                 $20,461
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                                ----------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED APRIL 9, 1999

                                       Shares

                       [LOGO OF CLARENT(TM) CORPORATION]

                                  Common Stock

                                   --------

 Prior to this offering, there has been no public market for our common stock.
  We expect  the initial public offering price to be between  $     and $
    per share.  We have  applied to  list  our common  stock on  The Nasdaq
     National Market under the symbol "CLRN."

      The underwriters have an option  to purchase up to       additional
            shares of common stock to cover over-allotments of shares.

  Investing in the common stock involves certain risks. See "Risk Factors" on page 8.

                                                            Underwriting
                                               Price to    Discounts and   Proceeds to
                                                Public      Commissions      Clarent
                                            -------------- --------------  -----------
Per Share..................................      $              $              $
Total......................................    $              $               $

  Delivery of the shares of common stock will be made on or about      , 1999,
against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           BancBoston Robertson Stephens

                       Thomas Weisel Partners LLC

                                      U.S. Bancorp Piper Jaffray

                         Prospectus dated      , 1999.

     [A bar chart comparing us and other IP telephony technology providers]

                 More minutes travel over Clarent IP telephony technology than the IP telephony technology of any other supplier.

                                          Worldwide IP Telephony Traffic Study
                                           (March 1999)
                                          iLocus (Industry Analysts),
                                          London, England

                       [A graphic featuring a world map]

 [Artwork illustrating the connection between our customers and our technology]

  Clarent: Cutting-edge Technology

  . Clarent offers clear, circuit-switched quality voice and simultaneous voice, fax and data transmission

  . Clarent provides dynamic call routing, real-time billing, network management and other operational support systems

  . Core architecture built for growth and new features

  Clarent: Global Customer Presence

  . Approximately 100 telecommunications service providers

  . International long distance, wholesale and domestic long distance providers

  . Technology installed in approximately 45 countries

  Clarent: Connecting Customers And Growing With Them Over Time

  . Technology and customer base creating the world's next-generation telecommunications network

  . Clarent System provides a robust, scalable platform for global delivery of value-added services and advanced features

  . Service providers using Clarent technology to form international partnerships

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    5
Risk Factors........................    8
Use of Proceeds.....................   21
Dividend Policy.....................   21
Capitalization......................   22
Dilution............................   23
Selected Consolidated Financial
 Data...............................   24
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   25
Business............................   35

                                   Page
                                   ----
Management.......................   46
Certain Transactions.............   55
Principal Stockholders...........   57
Description of Capital Stock.....   59
Shares Eligible for Future Sale..   61
Underwriting.....................   63
Notice to Canadian Residents.....   64
Legal Matters....................   65
Experts..........................   65
Additional Information...........   66
Index to Consolidated Financial
 Statements......................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 ------------

   "Clarent" is a registered trademark and the Clarent logo and the Clarent Command Center are trademarks of Clarent Corporation in the United States and other jurisdictions. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.



                     Dealer Prospectus Delivery Obligation

   Until        , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, before making an investment decision.

   Except as otherwise indicated, all information in this prospectus assumes:
(1) no exercise of the underwriters' over-allotment option; (2) the issuance of 1,084,806 shares of common stock upon the net exercise of outstanding warrants upon completion of this offering; (3) the automatic conversion of each outstanding share of preferred stock into two shares of common stock immediately prior to the completion of this offering; (4) a two-for-one stock split of the common stock upon completion of this offering; and (5) the filing of our amended and restated certificate of incorporation upon completion of this offering.

                              Clarent Corporation

   We design, develop, market and sell integrated Internet Protocol (IP) telephony systems. Our Clarent IP Telephony Solution (Clarent System) is an integrated hardware and software solution that enables telecommunications service providers to rapidly deploy voice, fax and data services over their IP networks. Using the Clarent System, service providers can deliver a level of voice service quality that is indistinguishable from circuit-switched voice service, while simultaneously delivering a superior level of fax and data transmission quality compared to existing circuit-switched fax and data services. As a result, the Clarent System enables service providers to deliver their end-user customers lower-cost communications services and deploy new communications features as they become available.

   The Clarent System consists of three main components: (1) the Clarent Gateway, a standards-based network server; (2) the Clarent Command Center, a proprietary client/server software package; and (3) a relational database, which is supplied by a third-party. The Clarent Gateway converts voice, fax and data into IP packets and transmits these packets over an IP network, then converts them back into circuit-switched voice, fax and data streams. The Clarent Command Center serves as the intelligent data processing engine for the Clarent System, supporting all network management and administration functions, including call routing, call pricing (rating), subscriber authentication and billing, as well as network diagnostic and maintenance functions. The database serves as the repository for all stored data for a network, including customer destination addresses and billing information.

   Our strategic objective is to be the leading provider of comprehensive IP telephony solutions to service providers worldwide.

   Key elements of our strategy include:

  . increase our penetration of the service provider market;

  . provide the core technology enabling the delivery of a broad range of IP telephony services;

  . target key growth markets worldwide;

  . extend our technology leadership position;

  . promote strategic relationships between our customers; and

  . deliver added value through customer support and services.

   We began commercial shipment of the Clarent System in March 1997. As of March 31, 1999, we had shipped the Clarent System to approximately 100 organizations in 45 countries worldwide. The Clarent System has been installed in some of the world's leading service provider networks, including AT&T Corporation, Chunghwa Telecom (Taiwan), Ji-Tong Communications (People's Republic of China), KDD (Japan), Korea Telecom, KPN Telecom Netherlands, Singapore Telecom, Star Telecom (United States) and Telia Telecom (Sweden).

   We were originally incorporated under the name NetiPhone, Incorporated in California in July 1996. We changed our name to Clarent Corporation in May
1997, and we reincorporated in Delaware in        1999. Our headquarters are
located at 700 Chesapeake Drive, Redwood City, California 94063, and our telephone number is (650) 306-7511. The address of our web site is "www.clarent.com." Information contained on our web site should not be considered a part of this prospectus.


                                  The Offering

Common stock offered..................      shares

Common stock to be outstanding after
this offering.........................      shares(1)
Use of proceeds.......................  We intend to use the estimated proceeds from this offering for working capital
                                        and general corporate purposes,
                                        including research and development,
                                        sales, marketing and customer support.
Proposed Nasdaq National Market
symbol................................  CLRN
--------
(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 1999, and does not include the following:

  . 7,631,842 shares subject to options outstanding as of March 31, 1999, at a weighted average exercise price of $0.80 per share;

  . 3,200,000 shares that we could issue under stock plans, of which 1,755,170 shares were approved by the Board of Directors on April 8, 1999, subject to stockholder approval;

  . 202,000 shares reserved for issuance on the exercise of warrants outstanding as of March 31, 1999, at an exercise price of $3.29 per share; these warrants are not exercisable at this time and expire, if not earlier exercised, upon the closing of this offering; and

  .         shares that may be purchased by the underwriters to cover over-
    allotments, if any.

                                ----------------

   Please see "Capitalization" for a more complete discussion regarding the outstanding shares of our common stock, options and warrants to purchase common stock and other related matters.

                      Summary Consolidated Financial Data
               (in thousands, except share and per share amounts)

                                                                 Year ended
                                            Period from         December 31,
                                      July 2, 1996 (inception) ----------------
                                        to December 31, 1996    1997     1998
                                      ------------------------ -------  -------
Consolidated Statement of Operations
 Data:
 Net revenue........................           $  --           $ 3,359  $14,647
 Cost of revenue....................              --             1,189    6,653
                                               -----           -------  -------
 Gross profit.......................              --             2,170    7,994
 Operating expenses:
  Research and development..........             136             1,044    3,356
  Sales and marketing...............              --             2,046    7,099
  General and administrative........             140               639    2,484
  Amortization of deferred
   compensation.....................              --                --      522
  Settlement expense................              --               570       --
                                               -----           -------  -------
   Total operating expenses.........             276             4,299   13,461
                                               -----           -------  -------
 Loss from operations...............            (276)           (2,129)  (5,467)
 Interest income, net...............              --                70       32
                                               -----           -------  -------
 Loss before income taxes...........            (276)           (2,059)  (5,435)
 Provision for income taxes.........              --                --      (40)
                                               -----           -------  -------
 Net loss...........................           $(276)          $(2,059) $(5,475)
                                               =====           =======  =======
 Pro forma basic and diluted net
  loss per share....................                                    $ (0.39)
                                                                        =======
 Shares used to compute pro forma
  basic and diluted net loss per
  share(1)..........................                                     14,108
                                                                        =======

                                                            December 31, 1998
                                                          ----------------------
                                                          Actual  As Adjusted(2)
                                                          ------- --------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents............................... $11,903
 Working capital.........................................  11,531
 Total assets............................................  25,177
 Total stockholders' equity..............................  13,764

--------
(1) See Note 11 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.
(2) Adjusted to reflect the sale of      shares of common stock in this
    offering (assuming no exercise of the underwriters' over-allotment option)
    at an assumed initial public offering price of $     per share and the
    application of the estimated net proceeds after deducting the underwriting discounts and commissions and our estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business operations. If any of the following risks occurs, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We Have A Limited Operating History Which Makes It Difficult To Evaluate Our Prospects

   We are an early-stage company in the emerging Internet Protocol (IP) telephony market. We were founded in July 1996, have a limited operating history and have not generated significant revenue to date. The revenue and income potential of our business and of the IP telephony market are unproven. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market.

   We may not successfully meet any of these challenges, and our failure to do so will seriously harm our business and results of operations. In addition, because of our limited operating history we have limited insight into trends that may emerge and affect our business.

We Expect To Increase Our Operating Expenses And Incur Future Losses

   We have experienced operating losses in each quarterly and annual period since inception. The following table shows our operating losses for the periods indicated:

   Period                                                         Operating Loss
   ------                                                         --------------
   July 2, 1996 (inception) to December 31, 1996.................  $  (276,000)
   Year ended December 31, 1997..................................   (2,129,000)
   Year ended December 31, 1998..................................   (5,467,000)

As of December 31, 1998, we had an accumulated deficit of $7.8 million. We expect to incur operating losses for the foreseeable future, and these losses may be substantial. Further, we expect to incur negative operating cash flow in the future. Because of continuing and substantial capital expenditures and increasing product development, sales, marketing and general and administrative expenses, we will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if we do achieve profitability and positive operating cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis.

Our Operating Results Will Fluctuate Because Of Many Factors

   Our quarterly and annual operating results have varied significantly in the past and will likely vary significantly in the future. A number of factors, many of which are outside our control, may cause our operating results to vary, including:

  . the size, timing and contractual terms of orders for our products;

  . the introduction of products and services by our competitors;

  . the size and timing of our expenses, including operating expenses and expenses of developing new products and product enhancements;

  . general domestic and global economic conditions;

  . the timing and rate of deployment of IP telephony services by telecommunications service providers;

  . our sales cycle, which may vary substantially from customer to customer;

  . changes in pricing by us or our competitors;

  . our ability to develop, market and sell new products and enhancements on a timely basis;

  . deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or by our competitors;

  . unfavorable changes in the prices of the components we purchase;

  . our ability to attain and maintain production volumes and quality levels for our products;

  . the loss of any significant customer; and

  . costs we may incur if we become involved in future litigation.

   As a result of the factors listed above, our future operating results are difficult to predict. Further, we base our current and future expense plans in significant part on our expectations of our future revenue. As a result, we expect our expense levels to be relatively fixed in the short run. An unanticipated decline in revenue for a particular quarter may disproportionately affect our net income (loss) in that quarter. Therefore, if our revenue is below our projections, then our operating results will deteriorate and our losses will increase in the short run.

   Any of the above factors could harm our business, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful, and you should not rely upon them as indicators of our future performance.

We Expect Continued Erosion In The Average Selling Prices Of Our Products

   We have experienced significant erosion in the average selling prices of our products due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. We anticipate that the average selling prices of our products will decrease and fluctuate in the future in response to the same factors. Therefore, to maintain or increase our gross margins, we must develop and introduce new products and product enhancements on a timely basis. We must also continually reduce our product costs. As our average selling prices decline, we must increase our unit sales volume to maintain or increase our revenue. We must continue to innovate and reduce our costs to remain competitive. If our average selling prices decline more rapidly than our costs, our gross margins will decline, which could seriously harm our business, financial condition and results of operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Markets Are Highly Competitive And We Cannot Assure You That We Will Be Able To Compete Effectively

   We compete in a new, rapidly evolving and highly competitive market. We expect competition to intensify in the future. We believe that the main competitive factors in our market are product quality, features, cost and customer relationships. We believe a critical component to success in this market is the ability to establish and maintain strong customer relationships with a wide variety of international service providers and to facilitate relationships between those service providers to increase the geographic coverage of their services.

   Our principal competitors include large networking equipment manufacturers, such as Cisco Systems, Inc., large telecommunications equipment manufacturers, such as Lucent Technologies Inc., emerging IP telephony technology companies, such as VocalTec Communications Ltd., and IP telephony-based operational support systems, such as billing and network management, manufacturers. Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources. These competitors may also have more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors offer aggressive sales terms, including financing alternatives, which we cannot match. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease.

   We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make such investments or that we will be able to make the technological advances necessary to be competitive.

   Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

The Rate Of Our Sales Growth Depends On Our Customers' Partnering With Each Other And The Interoperability Of Our Customers' Networks

   We encourage our customers to make arrangements with each other to increase the coverage of their networks and reduce the costs associated with terminating calls on circuit-switched networks. We believe that the establishment of these arrangements is critical to our revenue growth. Through these relationships, our customers can significantly reduce their costs and increase their access to a broader global marketplace by directing traffic to destinations on other parties' IP-based packet-switched networks. Our customers can also reduce costs by joining an IP telephony clearinghouse, enabling them to exchange IP telephony calls with multiple partners. These clearinghouses also provide accounting and settlement services associated with these cross-provider calls. AT&T Corporation and Telia Telecom have established global clearinghouses based on our products, enabling customers to move traffic to multiple destinations worldwide. We believe the increased access that such partnering arrangements provide may increase the demand for IP telephony services in general, and our products in particular. We may not be able to continue to facilitate such independent relationships or successfully encourage the maintenance of existing relationships, all of which may seriously harm our business, financial condition and results of operations.

   An increasing number of our customers have requested that our products interoperate with competing products from other vendors. If we are unable to provide interoperable solutions to our customers, they may seek alternative vendors in order to increase their access to additional partnerships, which would seriously harm our business, financial condition and results of operations.

We May Not Be Able To Retain Key Personnel Or Hire Additional Qualified
Personnel

   Our future success depends, in large part, on our ability to attract and retain highly skilled engineering, marketing, sales, customer support, finance and managerial personnel. We will need to expand our marketing and sales operations in order to increase market awareness of our products and generate increased revenue. New marketing and sales personnel will require training and take time to achieve full productivity. In addition, the design and installation of IP telephony solutions can be complex. Accordingly, we need highly trained professional services and customer support personnel. We currently have a small professional services and customer support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Competition for such personnel is intense, especially in the San Francisco Bay Area where we maintain our headquarters, and we cannot be certain that we will successfully attract and retain such personnel.

   The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales and marketing personnel, may seriously harm our business, financial results and results of operations. In addition, our key person life insurance policy, covering certain key personnel, may be insufficient to cover the costs associated with the loss of one of these key employees.

We May Not Be Able To Successfully Manage The Recent And Anticipated Expansion In Our Operations

   Since we began commercial shipment of our products in March 1997, we have experienced a period of rapid growth and expansion which is significantly straining all of our resources. From September 30, 1998 to March 31, 1999, the number of our employees increased from approximately 70 to 155. We expect our anticipated growth and expansion to continue to place strain on our management, operational and financial resources. To accommodate this anticipated growth, we must:

  . improve existing and implement new operational and financial systems, procedures and controls;

  . hire, train and manage additional qualified personnel;

  . add additional facilities to support our growth; and

  . effectively manage relationships with our customers, suppliers and other third parties.

   We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

   We are in the process of implementing a PeopleSoft, Inc. enterprise resource planning system that will be managed by an outside vendor. This outside vendor is a start-up company that is not yet well-established, and we will depend on this vendor to service and operate the system to meet our business needs. We will not be able to control the allocation of resources to manage the system in the same way we would if we were managing it ourselves. In addition, as we increase our sales to customers based outside the United States, we will have to expand our worldwide operations and enhance our communications infrastructure. Our inability to manage growth effectively could seriously harm our business, financial condition and results of operations.

The IP Telephony Alternative May Not Achieve Widespread Commercial Acceptance But We Still Must Devote Substantial Resources To Achieve Potential Success

   The IP telephony market is relatively new and rapidly evolving. Our ability to increase revenue in the future depends on the partial migration of both existing and new worldwide circuit-switched telephone network traffic to this new, interconnected system of packet-switched networks. Less than 1% of all voice traffic worldwide is currently transmitted over IP telephony-based packet-switched networks. Accordingly, we will have to devote substantial resources to educate prospective customers, including large established telecommunications companies, about the uses and benefits of IP telephony solutions in general, and our products in particular. In addition, there may be a number of other barriers to the development of this market, including:

  . lack of unified standards for IP telephony;

  . issues relating to the reliability and performance of IP packet-switched networks; and

  . costs of placing new technology in the communications network.

   Moreover, businesses that have invested substantial resources in the existing telephone network infrastructure may be reluctant or slow to adopt new technology that might replace or compete with their existing systems. Our efforts to educate potential customers may not result in our products achieving market acceptance. The failure of the market for our products to grow at the rate we anticipate would seriously harm our business, financial condition and results of operations.

Our Market Is Subject To Rapid Technological Change

   The market in which we participate is subject to:

  . rapid technological change;

   .frequent new product introductions;

   .changing customer requirements for new products and features; and

   .multiple, competing and evolving industry standards.

   In particular, we expect that changes in the IP telephony market and the increased use of IP packet-switched applications will require us to rapidly evolve and adapt our products to remain competitive. As a result, the life cycle of our products is difficult to estimate. To be competitive, we will need to develop and introduce new products and product enhancements that respond to technological changes or evolving industry standards on a timely and cost-effective basis. We cannot be certain that we will successfully develop and market these types of products and product enhancements. Our failure to produce technologically competitive products in a cost-effective manner and on a timely basis will seriously harm our business, financial condition and results of operations.

Our Market Is Subject To Regulatory Uncertainty

   At present there are few laws or regulations that specifically address access to or commerce on the Internet, including the transmission of voice over IP packet-switched networks. The European Community, for example, has announced that it will not consider regulation of this industry this year. In April 1998, the Federal Communications Commission submitted a report to Congress stating that it may regulate certain Internet services if it determines that such Internet services are functionally equivalent to conventional telecommunications services. The increasing growth of the IP telephony market and popularity of IP telephony products and services, however, heighten the risk that governments of many nations will seek to regulate the transmission of IP telephony networks and the Internet. In addition, large and sophisticated telecommunications companies may devote substantial lobbying efforts to influence the regulation of the IP telephony market in their best interests, which may be contrary to our interests. Such regulation may be targeted towards, among other things, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition and results of operations.

   In addition, many countries have standards for safety, emissions and other certifications that must be met for our products to be legally sold in those countries. The parts of our products that require such approvals are supplied by third parties. We cannot guarantee for all countries or for any individual country that our products currently meet such standards or that our products will meet any future standards. If our products cannot meet such standards, our business, financial condition and results of operations could be seriously harmed.

We Depend On New Entrants In The Service Provider Market

   We expect to generate a portion of our revenue from new entrants in the telecommunications service provider market. Examples of these service providers include long-distance and local telecommunications companies, wholesale long-distance providers, competitive local exchange carriers and Internet telephony service providers. Many of these new entrants are still building their infrastructures and rolling out their services. We cannot guarantee that any of these companies will achieve commercial viability.

   There are a number of factors that affect the ability of these new service providers to compete, including having access to significant amounts of capital and technical talent. Their access to these resources often depends on the availability of sufficient financing. We cannot be certain that the necessary financing will be available to these new service providers on favorable terms, if at all. The lack of availability of such financing or any other factors that could harm these new service providers' operating results or profitability, could have a negative impact on their capital spending programs, which would, in turn, seriously harm our business, financial condition and results of operations.

A Loss Of One Or More Of Our Key Customers Could Seriously Harm Our Business

   We have historically derived the majority of our revenue from a small number of customers, particularly various entities within AT&T. In 1998 entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of net revenue. None of our customers is obligated to purchase additional products or services. Accordingly, we cannot be certain that present or future customers will not terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could seriously harm our business, financial condition and results of operations.

We May Not Be Able To Expand Our Direct Sales And Distribution Channels

   We believe that our future success is dependent upon our ability to expand our direct sales force and establish successful relationships with a variety of international distribution partners. To date, we have entered into agreements with only a small number of distribution partners that currently account for approximately 18% of net revenue. These distribution agreements typically may be terminated without cause upon 90 days notice. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to marketing, selling and supporting our products. We must successfully manage our distributor relationships. In 1997 we settled a dispute with one of our distributors at a cost to us of $570,000, plus future specified discounts. We cannot guarantee that we will successfully manage our distributor relationships in the future. Our inability to generate revenue from distribution partners may harm our business, financial condition and results of operations.

Sales To Customers Based Outside The United States Have Historically Accounted For A Significant Portion Of Our Revenue Which Exposes Us To Risks Inherent In International Operations

   International sales represented approximately 94% of our net revenue in 1997 and 48% in 1998. We currently have offices in Belgium, Germany, Japan, Korea, Spain, Taiwan and the United Kingdom and intend to expand the scope of our international operations. If we are unable to expand our international operations successfully and quickly, our business, financial conditions and results of operations may be seriously harmed. In addition, we may determine that we need to establish assembly operations overseas to better serve our international customers. Establishing overseas assembly operations may be more difficult or take longer than we anticipate. As a result, we may be unable to successfully market, sell, deliver and support our products internationally.

   Our international operations are subject to a variety of risks associated with conducting business internationally any of which could seriously harm our business, financial condition and results of operations. These risks include:

  . greater difficulty in accounts receivable collections;

  . import or export licensing and product certification requirements;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  . potential adverse tax consequences, including restrictions on repatriation of earnings;

  . fluctuations in currency exchange rates;

  . seasonal reductions in business activity in certain parts of the world;

  . unexpected changes in regulatory requirements;

  . burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  . difficulties and costs of staffing and managing foreign operations;

  . political instability;

  . the impact of recessions in economies outside of the United States; and

  . limited ability to enforce agreements, intellectual property and other rights in certain foreign countries.

Our Sales Cycle Is Typically Long And Unpredictable

   We incur substantial sales and marketing, product development and support expenditures prior to receiving orders for our products from any given customer. Before we receive orders, our customers typically test and evaluate our products for a period of months or, in some cases, over a year. The typical sales cycle of our products also involves significant capital investment decisions by prospective customers.

   Before a customer selects our products, we are generally required to incur significant expenditures without a binding commitment of any kind. Because service providers must incur substantial upfront capital expenditures when they deploy new technologies, and because of the current lack of interoperability among competing vendors' products, they may be reluctant to change their supply source once an equipment supplier has been chosen. Accordingly, our failure to be initially selected by key customers could bar us from future sales opportunities with those customers.

   We cannot be certain that the sales cycle for our products will not lengthen in the future. In addition, the emerging and evolving nature of the IP telephony market may cause prospective customers to delay their purchase decisions as they evaluate new technologies and develop and implement new systems. As the average order size for our products grows, the process for approving purchases is likely to become more complex, leading to potential delays in receipt of these orders. In addition, sales of our products are subject to delays or cancellations due to our inability to reach agreement on pricing or other terms of sale with our customers or our customers' technological restrictions.

   We have historically realized a significant portion of our product orders near the end of a quarter. Accordingly, a delay in an anticipated receipt or delivery of a given order past the end of a particular quarter may negatively impact our results of operations for that quarter. These delays may become more likely given that we expect that the average size of our customer orders may increase. As a result, a delay in the recognition of revenue, even from just one customer, may have a significant negative impact on our results of operations for a given period. Any delay in sales of our products could result in a significant decrease in cash flow, which, in turn, could severely affect our ability to make payments as they come due and could cause our operating results to vary significantly from quarter to quarter.

   Furthermore, deployment of our products is generally a process that extends for several months or years and may involve a pilot implementation, successful completion of which is typically a prerequisite for full-scale deployment. We have experienced difficulty implementing customer orders on a timely basis in the past due to the limited resources available to us. Our customers may experience delays in the implementation of our products in the future, and third-party consultants may not be available as needed to assist our customers. As a result, our customers may not be able to successfully deploy our products. Any delays in our customers' deployment of our products could have a negative impact on our business, financial condition and results of operations.

We May Need To Raise Additional Capital

   We expect the net proceeds from this offering, cash from operations and borrowings under our credit facility to be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. Further, if we issue additional equity securities, the ownership percentage of our existing stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition and results of operations. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We Rely On Third-Party Technology And Products

   We license technology that is incorporated into our products from certain third parties, including AudioCodes, Ltd. and Natural Microsystems. These licenses are either in the form of "shrink-wrap" licenses subject to purchase orders or licensing agreements with initial terms of three to five years that typically renew automatically for successive one-year terms. If these vendors failed to supply us with their components on a timely basis, we could experience significant delays in shipping our products. Although we believe there are other sources for this licensed technology, any significant interruption in the supply or support of any licensed technology could seriously harm our sales, unless and until we can replace the functionality provided by this licensed technology.

   Lead times for materials and components used in the assembly of our products vary significantly, and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If orders do not match forecasts, we may have excess or inadequate inventory of certain materials and components, which may seriously harm our business, financial condition and results of operations. From time to time we have experienced shortages in the allocation of certain components, resulting in delays in filling orders. We are likely to encounter shortages and delays in obtaining components in the future, which may seriously harm our business, financial condition and results of operations. Also, because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective effective basis, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could seriously harm our business, financial condition and results of operations.

We Face Risks Associated With The Assembly Of Our Products

   We assemble and test our products at our facility in Redwood City, California. Based on volume or customer requirements, we may to begin outsourcing certain assembly and test functions. In addition, we may determine that we need to establish assembly and test operations overseas to better serve our international customers. Establishing overseas assembly and test operations, may be more difficult or take longer than we anticipate. This outsourcing strategy involves certain risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture and/or test our products in the required volumes, we would have to identify and qualify acceptable replacements. This process could be lengthy, and we cannot be sure that additional sources would be available to us on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors, could seriously harm our business, financial condition and results of operations.

   In addition, our facilities are located on or near known earthquake fault zones and are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If such a disaster occurs while we still assemble our products in-house, our ability to assemble, test and ship our products would be seriously, if not completely, impaired, which would seriously harm our business, financial condition and results of operations. We cannot be sure that the insurance we maintain against fires, floods, earthquakes and general business interruptions will be adequate to cover our losses in any particular case.

We Face Risks Associated With Foreign Currencies And The Transition To The Euro

   Due to our international operations, we incur expenses in a number of currencies. All of our sales, including international sales, however, are currently denominated in U.S. dollars. We do not expect that future international sales will continue to be denominated in U.S. dollars. Fluctuations in the value of the U.S. dollar and foreign currencies may make our products more expensive than local product offerings. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, financial condition and results of operations.

   As of January 1, 1999, several member countries of the European Union established fixed conversion rates among their existing local currencies and adopted the euro as their new common legal currency. The euro trades on currency exchanges, and the legacy currencies will remain legal tender in the participating countries for a transition period that expires January 1, 2002.

   During the transition period, parties can make cashless payments in the euro and elect to pay for goods and services and transact business using either the euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce euro notes and coins and withdraw all legacy currencies so that they will no longer be available.

   We are assessing our information technology systems to determine whether they allow for transactions to take place in both the legacy currencies and the euro and accommodate the eventual elimination of the legacy currencies. Our information technology systems' inability to allow for these transactions or accommodate the elimination of the legacy currencies may harm our business, financial condition and results of operations.

Undetected Software Or Hardware Errors May Seriously Harm Our Business And May Harm Our Credibility

   Service providers require a strict level of quality and reliability from telecommunications equipment suppliers. Circuit-switched network equipment is expected to provide a 99.999% level of reliability. IP telephony products are inherently complex and frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have detected and may continue to detect errors and product defects in connection with new product releases and product upgrades. These problems may affect network uptime and cause us to incur significant warranty and repair costs and cause significant customer relations problems. In some of our contracts, we have agreed to indemnify our customers against certain liabilities from defects in our products. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim may seriously harm our business, financial condition and results of operations. In addition, if we deliver products or upgrades with undetected software errors or product defects, our credibility and market acceptance and sales of our products could be harmed.

   Our products must successfully integrate with products from other vendors, such as circuit-switched systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our products or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of any such problems will likely seriously harm our business, financial condition and results of operations.

We May Not Adequately Protect Our Intellectual Property And Our Products May Infringe On The Intellectual Property Rights Of Third Parties

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently do not have any United States patents issued for any of our technology, although we do have four United States applications, one German application and one Japanese application on file.

   We also enter into confidentiality and proprietary information and inventions agreements with our employees and consultants and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in these countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may be inadequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents, when or if issued, or our other intellectual property rights. If we fail to adequately protect our intellectual property rights, it would be easier for our competitors to sell competing products.

   From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. We have not conducted an exhaustive search of patents issued to other companies or organizations. Because of the number of patents issued and patent applications filed relating to the transmission of voice over packet-switched networks, we believe there is a risk that current and potential customers and other third parties have filed, or in the future will file applications for, or have received or in the future will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. If third-party patents or other proprietary rights have been or are issued, or are otherwise asserted by third parties, the holders of these patents or other proprietary rights may bring infringement claims against us. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights and the rights of competitors. Any claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. Alternatively, others may claim that we infringe their intellectual property rights, and we may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. In addition, an adverse ruling could result in substantial liability, including treble damages or the issuance of an injunction against us requiring that we cease development and withdraw certain products from the marketplace. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business, financial condition and results of operations.

   We have certain obligations to indemnify our customers when their use of our products results in an intellectual property infringement claim by a third party. In the future, third parties could assert infringement claims, or customers and end users of our products could try to obtain indemnification from us. These assertions, if proven to be true, could seriously harm our business, financial condition and results of operations.

We Face Year 2000 Risks

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, effective January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could seriously harm our business, financial condition and results of operations.

   In addition, despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation or increased service and warranty costs.

   Our internal systems include both our information technology, or IT, and non-IT systems. We have initiated an assessment of our material internal IT systems, including both our own software products and third-party software and hardware technology, but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. If our current or future customers fail to achieve Year 2000 compliance our business could suffer.

   We may also experience reduced sales of our products as potential customers reduce their budgets for IP telephony products due to increased expenditures on their own Year 2000 compliance efforts.

   We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We Are Significantly Controlled By Existing Stockholders

   On completion of this offering, executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 68% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. See "Principal Stockholders."

New Investors In Our Common Stock Will Experience Immediate And Substantial Dilution

   The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this
offering will, therefore, incur immediate dilution of $     in net tangible
book value per share of common stock. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

There Is Currently No Public Market For Our Common Stock And Our Stock Price May Be Volatile

   Prior to this offering, you could not buy or sell our common stock in a public market. An active public market for our common stock may not develop or be sustained after this offering. Although the initial public offering price will be determined based on several factors, the market price for our common stock will vary from the initial offering price after this offering. See "Underwriting." The market price of our common stock may fluctuate significantly, which is particularly common among high technology companies. Factors which may contribute to such fluctuations, some of which are beyond our control, include:

  . variations in quarterly operating results;

  . failure to meet the published expectations of securities analysts for a given quarterly period;

  . changes in financial estimates of our revenue and operating results by securities analysts;

  . changes in market values of comparable companies;

  . any future sales by us, or any of our officers, directors or affiliates, of common stock or other securities;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of or decrease in sales to a major customer or failure to complete significant transactions;

  . additions or departures of key personnel;

  . introductions of new products or new pricing policies by us or our competitors; and

  . commencement of our involvement in litigation.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business, financial condition and results of operations.

Our Certificate Of Incorporation And Bylaws And Delaware Law Contain Provisions That Could Discourage A Takeover

   Certain provisions of our Certificate of Incorporation and Bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  . authorizing the Board of Directors to issue additional preferred stock;

  . prohibiting cumulative voting in the election of directors;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election of the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   We are also subject certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless certain conditions are met.

Substantial Sales Of Shares May Impact Market Price Of Our Common Stock

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After completion of this offering, we
will have outstanding     shares of common stock, assuming no exercise of
outstanding options or warrants after March 31, 1999 and no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradeable. All of the remaining shares are subject to lock-up arrangements between the stockholders and us or the underwriters. Of the remaining shares of common stock outstanding after this offering all will be eligible for sale in the public market 180 days following the date of this prospectus. Of these shares, 18,301,030 shares will be subject to volume limitations, under federal securities laws.

   If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market, the market price of our common stock could fall. See "Shares Eligible for Future Sale" and "Underwriting."

We Will Have Broad Discretion As To The Use Of The Offering Proceeds

   We have not allocated the majority of the net proceeds of this offering for specific uses and our stockholders may disagree with the way in which management spends most of the proceeds from this offering. We may use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

We Do Not Intend To Pay Dividends

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth. In addition, pursuant to our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. Therefore, we do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

Special Note Regarding Forward-Looking Statements

   Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These statements involve known and unknown risks, uncertainties, and other factors that may cause our, or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors are listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "expects," "anticipates," "intends," "may," "should," "plans," "believes," "seeks," "estimates" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $    from the sale of
shares of common stock, and an additional $    from the sale of     shares if
the underwriters' over-allotment option is exercised in full, at an assumed
initial public offering price of $   per share.

   We intend to use the proceeds of the offering for working capital and general corporate purposes, including research and development, sales, marketing and customer support. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds of the initial public offering in investment grade interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of the our business. In addition, under our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. Therefore, we currently do not anticipate paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1998:
(1) on an actual basis, (2) on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into common stock and
(3) the pro forma capitalization as adjusted to give effect to (a) the sale of shares of common stock offered in this offering and to give effect to the receipt of the estimated net proceeds from the sale of such shares at an
assumed initial public offering price of $   per share and the application of
the net proceeds from such sale and (b) the issuance of 1,084,806 shares of common stock upon the net exercise of outstanding warrants upon the closing of this offering.

   The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, the more detailed Consolidated Financial Statements and Notes of Clarent and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                       December 31, 1998
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
Stockholders' equity:
  Preferred stock: $0.001 par value, 8,000,000
   shares authorized, 6,864,241 shares issued
   and outstanding, actual; no shares issued and
   outstanding, pro forma and as adjusted....... $21,024        --      $--
  Common stock: $0.001 par value, 50,000,000
   shares authorized; 7,129,076 issued and
   outstanding, actual; 20,857,558 shares issued
   and outstanding pro forma; 21,967,762 shares
   issued and outstanding pro forma and as
   adjusted.....................................   2,389    23,413
  Deferred compensation.........................  (1,771)   (1,771)
  Accumulated other comprehensive loss(1).......     (68)      (68)
  Accumulated deficit...........................  (7,810)   (7,810)
                                                 -------   -------      ---
    Total stockholders' equity..................  13,764    13,764
                                                 -------   -------      ---
    Total capitalization........................ $13,764   $13,764      $
                                                 =======   =======      ===

---------------------
(1)See Note 1 to the Consolidated Financial Statements for an explanation of accumulated other comprehensive loss.

   This table excludes the following shares as of December 31, 1998:

  . 6,473,648 shares subject to options outstanding as of December 31, 1998, at a weighted average exercise price of $0.31 per share;

  . 4,718,774 additional shares that could be issued under our stock plans, of which 1,755,170 shares were approved by the Board of Directors on April 8, 1999, subject to stockholder approval; and

  . 202,000 shares reserved for issuance on the exercise of warrants outstanding as of March 31, 1999, at an exercise price of $3.29 per share (such warrants are not exercisable at this time and expire, if not earlier exercised, upon the closing of this offering).

   Subsequent to December 31, 1998 through March 31, 1999:

  . we granted options to purchase 1,522,900 shares at a weighted average exercise price of $2.75 per share;

  . 360,580 shares subject to options have been exercised; and

  . options covering 4,126 shares have been cancelled.

   See "Management--Stock Plans," "Description of Capital Stock--Options" and
Note 9 of Notes to Consolidated Financial Statements.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1998, was $13,764,000 million, or approximately $0.66 per share after giving effect to the conversion of all outstanding preferred stock into common stock on a pro forma basis for the period immediately prior to this offering. Pro forma net tangible book value per share represents the amount of our total assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock in this offering at an assumed initial public
offering price of $   per share and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at December 31, 1998, would have been $
million, or approximately $   per share. This represents an immediate increase
in pro forma net tangible book value of $   per share to existing stockholders
and an immediate dilution in net tangible book value of $   per share to new
investors of common stock in this offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share.................        $
     Pro forma net tangible book value per share as of December 31,
      1998.........................................................  $0.66
     Increase in net tangible book value per share attributable to new investors................................................
                                                                     -----
   Pro forma net tangible book value per share after offering......
                                                                           ----
   Dilution in net tangible book value per share to new investors..        $
                                                                           ====

   The following table sets forth, on a pro forma basis as of December 31, 1998, after giving effect to the conversion of all outstanding preferred stock into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting underwriting discounts and commissions and estimated offering
expenses payable by us, at an assumed initial public offering price of $   per
share.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 20,857,558       % $21,215,000       %   $1.02
   New investors...............
                                ----------  -----  -----------  -----    -----
     Total.....................             100.0% $            100.0%
                                ==========  =====  ===========  =====    =====

   This table excludes the following shares as of December 31, 1998:

  . 6,473,648 shares subject to options outstanding as of December 31, 1998, at a weighted average exercise price of $0.31 per share;

  . 4,718,774 additional shares that could be issued under our stock plans, of which 1,755,170 shares were approved by the Board of Directors on April 8, 1999, subject to stockholder approval; and

  . 202,000 shares reserved for issuance on the exercise of warrants outstanding as of March 31, 1999, at an exercise price of $3.29 per share (such warrants are not exercisable at this time and expire, if not earlier exercised, upon the closing of this offering).

   Subsequent to December 31, 1998 through March 31, 1999:

  . we granted options to purchase 1,522,900 shares at a weighted average exercise price of $2.75 per share;

  . 360,580 shares subject to options have been exercised; and

  . options covering 4,126 shares have been cancelled.

   See "Management--Stock Plans," "Description of Capital Stock--Options" and
Note 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements and related Notes beginning on page F-1 of this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 25 of this prospectus. The consolidated statement of operations data for the period from July 2, 1996 (inception) through December 31, 1996, and the years ended December 31, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from our Consolidated Financial Statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               Year Ended
                                          Period from         December 31,
                                    July 2, 1996 (inception) ----------------
                                      to December 31, 1996    1997     1998
                                    ------------------------ -------  -------
                                     (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Net revenue........................          $  --           $ 3,359  $14,647
Cost of revenue....................             --             1,189    6,653
                                             -----           -------  -------
Gross profit.......................             --             2,170    7,994
Operating expenses:
  Research and development.........            136             1,044    3,356
  Sales and marketing..............             --             2,046    7,099
  General and administrative.......            140               639    2,484
  Amortization of deferred
   compensation....................             --                --      522
  Settlement expense...............             --               570       --
                                             -----           -------  -------
    Total operating expenses.......            276             4,299   13,461
                                             -----           -------  -------
Loss from operations...............           (276)           (2,129)  (5,467)
                                             -----           -------  -------
Interest income, net...............             --                70       32
                                             -----           -------  -------
Loss before income taxes...........           (276)           (2,059)  (5,435)
Provision for income taxes.........             --                --      (40)
                                             -----           -------  -------
Net loss...........................          $(276)          $(2,059) $(5,475)
                                             =====           =======  =======
Pro forma basic and diluted net
 loss per share....................                                   $ (0.39)
                                                                      =======
Shares used to compute pro forma
 basic and diluted net loss
 per share(1)......................                                    14,108
                                                                      =======

                                                               December 31,
                                                              --------------
                                                               1997   1998
                                                              ------ -------
                                                              (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.................................... $  474 $11,903
Working capital..............................................    781  11,531
Total assets.................................................  2,818  25,177
Total stockholders' equity...................................  1,334  13,764

--------
(1) See Note 11 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section includes a number of forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   We design, develop, market and sell integrated IP telephony systems. We were incorporated in July 1996 and commenced sales of our products in March 1997. Prior to March 1997, we had no sales and our operations consisted primarily of various start-up activities, such as research and development, recruiting personnel and raising capital. We first recognized revenue from product sales in March 1997. We generated net revenue of $3.4 million in 1997 and $14.6 million in 1998. We incurred net losses of $2.1 million in 1997 and $5.5 million in 1998. As of December 31, 1998, we had an accumulated deficit of $7.8 million.

   We generate revenue from sales of our integrated hardware and software products and from maintenance and support of those products. Revenue derived from product sales constituted 99% of net revenue in 1997 and 96% of net revenue in 1998. Although service revenue does not currently constitute a material portion of our revenue, we believe service revenue will become an increasing portion of our revenue. Product revenue is generally recognized upon shipment. Service revenue includes revenue from implementation and integration services, system management services, warranty coverage and customer support. Revenue from implementation and system integration services is recognized as the services are performed, while revenue from system management services, warranty coverage and customer support is recognized ratably over the period of the contract.

   We sell our products primarily through our direct sales force and, to a lesser extent, through distribution channels. We have sales and support offices in Belgium, Germany, Japan, Korea, Spain, Taiwan, the United Kingdom and the United States. We intend to increase sales through distribution channels. In 1998, we expanded the breadth of our support services by establishing a professional services group to provide product installation and customization, technical support, customer training and product maintenance.

   Net revenue from international sales totaled $3.1 million or approximately 94% of net revenue in 1997 and $7.1 million or approximately 48% of net revenue in 1998. We expect that over time we will derive a majority of our revenue from foreign-based service providers, subjecting our revenue stream to risks from economic uncertainties, currency fluctuations, political instability and uncertain cultural and regulatory environments. See "Risk Factors--Sales To Customers Based Outside The United States Have Historically Accounted For A Significant Portion Of Our Revenue Which Exposes Us To Risks Inherent In International Operations."

   Cost of revenue consists of component and material costs, direct labor costs, warranty costs, royalties, overhead related to manufacturing our products and customer support costs, as well as materials, travel and labor costs related to personnel engaged in our service operations. Our gross margin is affected by the proportion of our net revenue derived from the sale of software and services. Software sales, which typically carry higher gross margins than hardware sales, currently make up only a fraction of our net revenue. However, we expect that the proportion of software sales will increase in the future. Service sales, which typically carry a lower gross margin than product sales, currently make up a small proportion of our net revenue. We expect the proportion of service revenue to increase in the future. The net impact that the increased proportion of sales of both software and services will have on our total gross margin cannot be determined at this time. Furthermore, we expect to derive an increasing proportion of our net revenue from the sale of our products through distribution channels. Revenue derived from indirect sales typically carries a lower gross margin than direct sales. As a result, we expect the increased proportion of net revenue derived from indirect sales to have a negative impact on our total gross margin in the future.

   Research and development expenses consist primarily of compensation and related costs for research and development personnel and expenses for testing facilities and equipment. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase in absolute dollars.

   Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials, advertising, travel expenses and trade show exhibit expenses. We expect to incur substantial expenditures related to sales and marketing activities, the recruitment of additional sales and marketing personnel and the expansion of our domestic and international distribution channels.

   General and administrative expenses consist primarily of salaries and related expenses, finance, accounting and human resources expenses, professional fees and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company.

   We expect each of these operating expense categories, research and development, sales and marketing and general and administrative, to increase in absolute dollars. However, the percentage of net revenue that each of these categories represents will vary depending on the rate of our revenue growth and investments that may be required to support the development of new products and our penetration of new markets.

   We have a limited operating history and face a number of risks encountered by early stage companies. These risks include, among others:

  . the market acceptance of IP telephony solutions;

  . our ability to anticipate and respond to changing market conditions, including competition;

  . our ability to retain key customers; and

  . our dependence upon key personnel.

   In addition, although our revenue has grown in recent quarters, we cannot be certain that our revenue will continue to grow or that we will achieve or maintain profitability in the future. We expect to continue to experience significant growth in product development, sales and marketing and administrative expenses as we attempt to expand our business and maintain or improve our market position. We cannot accurately predict the future growth rate, if any, or the ultimate size of our market. In addition, our ability to increase revenue and achieve or maintain profitability depends on a number of factors outside our control, including the extent to which:

  . our products are able to gain market acceptance;

  . our competitors develop competing products; and

  . our distributors and other marketing partners dedicate resources to selling our products.

   Furthermore, we have experienced significant erosion of average selling prices due to a number of factors, including competitive pricing pressures, rapid technological change and increases in sales discounts. We anticipate that the average selling prices of our products will decrease in the future in response to the same factors. Therefore, to maintain or increase our gross margins, we must develop and introduce new products and product enhancements on a timely basis and continually reduce our product costs. Our failure to do so will cause our revenue to grow more slowly and our gross margins to decline, which will seriously harm our business, financial condition and results of operations.

   Because of continuing and substantial capital expenditures and increasing product development, sales, marketing, and general and administrative expenses, we will need to generate significant revenue growth to achieve profitability and positive operating cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis. See "Risk Factors--We Have A Limited Operating History Which Makes It Difficult To Evaluate Our Prospects," "--We Expect To Increase Our Operating Expenses And Incur Future Losses," "--We Expect Continued Erosion In The Average Selling Prices Of Our Products" and "--Our Operating Results Will Fluctuate Because Of Many Factors."

Results of Operations

   Prior to the first quarter of 1997, our operations were limited and consisted primarily of start-up activities. Accordingly, we believe that year-to-year comparisons of 1996 against 1997, and 1997 against 1998, are not meaningful.

   The following table presents certain consolidated statement of operations data for the periods indicated as a percentage of total net revenue.

                                                                 Year ended
                                                                  December
                                                                     31,
                                                                 -------------
                                                                 1997    1998
                                                                 -----   -----
   As a Percentage of Net Revenue:
   Net revenue.................................................. 100.0%  100.0%
   Cost of revenue..............................................  35.4    45.4
                                                                 -----   -----
   Gross profit.................................................  64.6    54.6
   Operating expenses:
     Research and development...................................  31.1    22.9
     Sales and marketing........................................  60.9    48.5
     General and administrative.................................  19.0    17.0
     Amortization of deferred compensation......................    --     3.5
     Settlement expense.........................................  17.0      --
                                                                 -----   -----
       Total operating expenses................................. 128.0    91.9
                                                                 -----   -----
   Loss from operations......................................... (63.4)  (37.3)
   Interest income, net.........................................   2.1     0.2
                                                                 -----   -----
   Loss before income taxes..................................... (61.3)  (37.1)
   Provision for income taxes...................................    --    (0.3)
                                                                 -----   -----
   Net loss..................................................... (61.3)% (37.4)%
                                                                 =====   =====

 Fiscal Years Ended December 31, 1997 and 1998

 Net Revenue

   We began generating net revenue in the first quarter of 1997. Net revenue consists of sales of both our integrated hardware and software products, as well as revenue generated from the maintenance and support of those products. Net revenue increased from $3.4 million in 1997 to $14.6 million in 1998. The increase in net revenue was primarily due to an increase in new customers and additional sales to existing customers. A limited number of customers have historically accounted for a substantial portion of our net revenue. Entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of net revenue in 1998. Entities affiliated with AT&T Corporation accounted for 46% and Wherever Computer Technology Company Limited (Wherever) accounted for 35% of net revenue in 1997.

 Cost of Revenue

   Cost of revenue increased from $1.2 million in 1997 to $6.7 million in 1998. Gross margins declined from 65% in 1997 to 55% in 1998. The decline was a result of decreases in our pricing due to increased competition in the marketplace, partially offset by a decrease in the material cost of our products.

   The mix of products we sell will significantly impact our gross margins. We expect a negative impact on our gross margin from the introduction of new integrated hardware and software products and new versions of existing integrated hardware and software products. However, we expect that increased sales of our software products both in absolute dollars and as a percentage of net revenue to positively impact our gross margin. The net impact that the increased proportion of sales of both software and services will have on our gross margin cannot be determined at this time.

 Research and Development Expenses

   Research and development expenses increased from $1.0 million in 1997 to $3.4 million in 1998. Research and development expenses consist primarily of payroll and related expenses for research and development personnel, costs related to systems infrastructure and third party consultants. The absolute dollar increases in research and development expenses from period to period were primarily attributable to increases in the number of research and development personnel. Research and development expenses decreased as a percentage of net revenue from 31% in 1997 to 23% in 1998 because the growth rate of net revenue exceeded the growth rate of research and development expenses for the period.

 Sales and Marketing Expenses

   Sales and marketing expenses increased from $2.0 million in 1997 to $7.1 million in 1998. Sales and marketing expenses consist primarily of payroll and related expenses for personnel engaged in sales and marketing, as well as public relations and marketing communications expenditures. The absolute dollar increases in sales and marketing expenses from period to period were primarily attributable to increased personnel and related expenses required to implement our sales and marketing strategy as well as increased public relations, advertising and other promotional expenses. Sales and marketing expenses decreased as a percentage of net revenue from 61% in 1997 to 49% in 1998 primarily due to increased productivity of our sales personnel and increased net revenue in such periods.

 General and Administrative Expenses

   General and administrative expenses increased from $639,000 in 1997 to $2.5 million in 1998. General and administrative expenses consist primarily of payroll and related costs for general corporate functions, including finance, accounting, business development, human resources, facilities and administration, as well as legal fees and fees for professional services. The absolute dollar increases in general and administrative expenses from period to period were primarily due to increases in the number of general and administrative personnel, higher professional services fees and increased facility expenses to support the growth of our operations. General and administrative expenses decreased as a percentage of net revenue from 19% in 1997 to 17% in 1998 because the growth in net revenue for the period exceeded the growth rate of general and administrative expenses for the period.

 Amortization of Deferred Compensation

   In connection with certain stock option grants in 1998, $2.3 million in deferred compensation has been recorded. Deferred compensation expense reflects the amortization of stock compensation charges resulting from the granting of stock options at prices below the deemed fair value of our common stock. In the first quarter of 1999, an additional amount totaling $3.6 million will be recorded. These amounts are being amortized using the accelerated method over the vesting period of the stock options. Of the total deferred compensation, approximated $522,000 was amortized in 1998. Including those amounts to be recorded in the first quarter of 1999, we expect to amortize approximately $3.0 million of this deferred compensation expense in 1999, $1.5 million in 2000, $670,000 in 2001 and $191,000 in 2002.

 Settlement Expense

   Settlement expense totaled $570,000 in 1997 and consisted of our legal expenses and the settlement expense that we paid in connection with a dispute with one of our distributors. Under the terms of the settlement agreement, we made cash payments to the distributor of $250,000 and granted the distributor a 5% increase in its existing discount rate for a specific quantity of its purchase from us in 1998. In addition, under the terms of the settlement agreement, we issued 45,592 shares of Series C preferred stock to the distributor at a value of $6.58 per share in August 1998. See Note 5 of Notes to Consolidated Financial Statements.

 Income Taxes

   In 1997 we incurred net losses for federal and state income tax purposes and did not recognize any income tax provision or benefit during such period. In 1998 we recorded a provision for income taxes of $40,000 related to current foreign income tax provided on the profits attributable to our foreign operations. As of December 31, 1998, we had $2.0 million of federal and $1.4 million of state net operating loss carryforwards to offset future taxable income. The difference between available net operating losses and our accumulated deficit as reported for financial statement purposes is principally the result of differences in the tax treatment of our deferred revenue, which totaled $4.4 million as of December 31, 1998.

   We cannot assure you that we will realize the benefit of the net operating loss carryforwards and have therefore set up a full valuation allowance against these deferred tax assets. The federal and state net operating loss carryforwards will expire at various dates beginning in fiscal year 2004 through 2018, if we do not use them. Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of our pre 1998 net operating loss and tax credit carryforwards are subject to an annual limitation against taxable income in future periods. Post 1997 net operating loss and tax credit carryforwards could also be subject to a substantial annual limitation if future ownership changes should occur. It is likely that the shares to be issued in this offering will create such a change. See Note 6 of Notes to Consolidated Financial Statements.

Quarterly Results of Operations

   The following tables present certain consolidated statements of operations data for our four most recent quarters ended December 31, 1998, in dollars and as a percentage of net revenue. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the unaudited information for the quarters presented. You should read this information in conjunction with the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that we might achieve for any subsequent periods.

                                                  Quarter Ended
                                       ----------------------------------------
                                       Mar. 31,  June 30,   Sept. 30,  Dec. 31,
                                         1998      1998       1998       1998
                                       --------  --------   ---------  --------
                                        (in thousands, except percentages)
Consolidated Statement of Operations
 Data:
Net revenue..........................   $2,396   $ 3,083     $ 3,269   $ 5,899
Cost of revenue......................      780     1,396       1,469     3,008
                                        ------   -------     -------   -------
Gross profit.........................    1,616     1,687       1,800     2,891
Operating expenses:
  Research and development...........      540       698         843     1,275
  Sales and marketing................    1,182     1,553       1,970     2,394
  General and administrative.........      176       554         770       984
  Amortization of deferred
   compensation......................       --         3         198       321
                                        ------   -------     -------   -------
   Total operating expenses..........    1,898     2,808       3,781     4,974
                                        ------   -------     -------   -------
Loss from operations.................     (282)   (1,121)     (1,981)   (2,083)
                                        ------   -------     -------   -------
Interest income, net.................      (40)     (101)         92        81
Loss before income taxes.............     (322)   (1,222)     (1,889)   (2,002)
                                        ------   -------     -------   -------
Provision for income taxes...........       (1)        2           2       (43)
                                        ------   -------     -------   -------
Net loss.............................   $ (323)  $(1,220)    $(1,887)  $(2,045)
                                        ======   =======     =======   =======

As a Percentage of Net Revenue:
Net revenue..........................      100%      100%        100%      100%
Cost of revenue......................       33        45          45        51
                                        ------   -------     -------   -------
Gross profit.........................       67        55          55        49
Operating expenses:
  Research and development...........       23        23          26        22
  Sales and marketing................       49        50          60        40
  General and administrative.........        7        18          24        17
  Amortization of deferred
   compensation......................       --        --           6         5
                                        ------   -------     -------   -------
   Total operating expenses..........       79        91         116        84
                                        ------   -------     -------   -------
Loss from operations.................      (12)      (36)        (61)      (35)
                                        ------   -------     -------   -------
Interest income, net.................       (1)       (4)          3         1
                                        ------   -------     -------   -------
Loss before income taxes.............      (13)      (40)        (58)      (34)
Provision for income taxes...........       --        --          --        (1)
                                        ------   -------     -------   -------
Net loss.............................      (13)%     (40)%       (58)%     (35)%
                                        ======   =======     =======   =======

   Our operating expenses have increased significantly in absolute dollars, but not as a percentage of net revenue, in each quarter since inception as we have transitioned from the development stage to the commercialization of our products and services and expansion of our business. We expect to incur an increase in operating expenses in the future as we attempt to expand our business. To the extent that these expenses are not accompanied by an increase in net revenue, our business, results of operations and financial condition could be adversely affected.

   In the quarter ended September 30, 1998, we experienced a significant increase in operating expenses, both in absolute dollars and as a percentage of net revenue. We hired additional employees in anticipation of customer orders that were subsequently delayed or cancelled. These delays and cancellations were attributable primarily to the anticipated release of a new version of our product and the weak economic conditions in Asia.

   We expect our operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Consequently, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful, and as a result, you should not rely on them as an indication of future performance. See "Risk Factors--We Have A Limited Operating History Which Makes It Difficult To Evaluate Our Prospects" and "--Our Operating Results Will Fluctuate Because Of Many Factors."

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible preferred stock, which totaled $18.5 million in aggregate net proceeds through December 31, 1998. We have also financed our operations through a $5.0 million line of credit, of which $2.5 million had been drawn down as of December 31, 1998. As of December 31, 1998, we had $11.9 million of cash and cash equivalents and $2.5 million available under our line of credit.

   Net cash used in operating activities was $276,000 in 1996, $2.3 million in 1997 and $5.8 million in 1998. For 1997, cash used in operating activities was attributable primarily to a net loss of $2.1 million, an increase in trade accounts receivable of $777,000 and an increase in inventory of $889,000, offset in part by increases in accounts payable and accrued liabilities of $1.3 million. For 1998, cash used in operating activities was attributable primarily to a net loss of approximately $5.5 million, and increases in trade accounts receivable of $6.2 million and inventory of $2.7 million. These amounts were offset in part by depreciation and amortization of approximately $516,000, deferred compensation charges of $522,000 and increases in accounts payable and accrued liabilities of approximately $3.5 million and deferred revenue of approximately $4.3 million.

   Net cash used in investing activities was approximately $95,000 in 1996, $539,000 in 1997 and $2.2 million in 1998. For each of these years, cash used in investing activities was attributable to purchases of property and equipment.

   Net cash provided by financing activities was $518,000 in 1996, $3.2 million in 1997 and $19.5 million in 1998. For 1996 and 1997, cash provided by financing activities was attributable principally to proceeds for the issuance of preferred stock. In 1998 cash provided by financing activities was attributable to $14.8 million in proceeds from the issuance of preferred stock, $2.5 million of short-term borrowings and $2.6 million of funds received from the issuance of Series C bridge notes offset by $550,000 in repayment of Series C bridge notes.

   As of December 31, 1998, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may establish additional operations as we expand globally.

   From July 2, 1996 through December 31, 1998, we issued warrants to purchase 160,266 shares of Series C preferred stock at prices ranging from $5.59 to $6.58 per share and 1,760,000 shares of common stock at a price of $0.05 per share. Warrants for 768,238 shares of common stock have been exercised and warrants for 59,266 shares of Series C preferred stock and 991,672 shares of common stock are exercisable. All of these warrants expire upon the completion of an initial public offering. See Notes 2 and 4 of Notes to Consolidated Financial Statements.

   In February 1998, we obtained $2.6 million in bridge financing in the form of promissory notes from certain investors and other parties. In June 1998, approximately $2.1 million of the promissory notes were converted to Series C preferred stock and the remainder was repaid.

   In May 1998, we established a $5.0 million line of credit with a financial institution. As of December 31, 1998, $2.5 million was outstanding under this line of credit. The effective interest rate on this credit facility is equal to one-half of one percentage point above the prime rate. Borrowings under this agreement are limited to our eligible receivable base. The terms of the line of credit agreement establish certain affirmative and negative covenants, under which we must maintain certain financial ratios and reporting practices. We failed certain financial ratios required under the agreement as of December 31, 1998. The financial institution waived these events of default. On February 16, 1999, the financial institution increased the line of credit, including a $3 million equipment line, to $10 million and revised the financial ratios.

   We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or increase the available borrowings under our line of credit. If additional funds are raised through the issuance of debt securities, these securities could have certain rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish between 20th and 21st century dates. This may result in software failures or the creation of erroneous results.

   We have conducted the first phases of a Year 2000 readiness review for the current versions of our products. The review includes assessment, implementation (including remediation, upgrading and replacement of certain product versions), validation testing and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

   We have largely completed all phases of this plan, except for contingency planning, for the current versions of our products. As a result, all current versions of our products are "Year 2000 Compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are also Year 2000 Compliant. We have not tested our products on all platforms or all versions of operating systems that we currently support.

   We have defined "Year 2000 Compliant" as the ability to:

  . correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

  . recognize the year 2000 as a leap year.

   We have tested software obtained from third parties (licensed software, shareware, and freeware) that is incorporated into our products, and we are seeking assurances from our vendors that licensed software is Year 2000 Compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Some industry analysts have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

   Our internal systems include both our information technology, or IT, and non-IT systems. We have initiated an assessment of our material internal IT systems (including both our own software products and third-party software and hardware technology) but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are Year 2000 Compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000. Our costs incurred through December 31, 1998, have totaled less than $25,000. We expect to incur less than $100,000 in costs to complete our Year 2000 compliance efforts. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. If our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures (especially technology expenditures that were reserved for IP telephony products) to address Year 2000 compliance problems, our business could suffer.

   We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

   We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing such a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. We are required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on our consolidated financial statements.

   In December 1998, the American Institute of Certified Public Accountants (AIPCA) issued Statement of Position 98-9. "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" (SOP 98-9). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence (VSOE) exists for undelivered elements but does not exist for delivered elements of a software arrangement. We will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The adoption of SOP 98-9 is not expected to have a material impact on our consolidated financial statements.

Financial Market Risk

   Our principal financial market risk relates to the interest rate associated with our short term debt. At December 31, 1998, our market risk related to this debt was immaterial.

                                    BUSINESS

   The following Business section contains forward-looking statements relating to future events or our future financial performance, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   Clarent is a leading provider of integrated Internet Protocol (IP) telephony systems. The Clarent IP Telephony Solution (Clarent System) is a rapidly deployable end-to-end solution that enables telecommunications service providers to offer a broad range of IP telephony services, including voice, fax and data. Using the Clarent System, service providers are able to provide a level of voice quality over packet-switched networks that is indistinguishable from circuit-switched voice services, while simultaneously delivering a superior level of fax and data transmission quality compared to existing circuit-switched fax and data services. As a result, the Clarent System enables service providers to deliver to their end-user customers lower-cost communications services and deploy new communications features as they become available.

   The Clarent System currently consists of three main components: (1) the Clarent Gateway, a standards-based network server; (2) the Clarent Command Center, a proprietary client/server software package; and (3) a relational database, which must be acquired from a third-party. The Clarent Gateway converts voice, fax and data into packets that are transmitted over a network. The Clarent Command Center serves as the data processing engine supporting all network management functions, including call routing, call pricing (call rating), subscriber authentication, billing, diagnostics and maintenance. The database houses all stored data for the network, including all customer destination addresses and billing information.

   We began commercial shipment of the Clarent System in March 1997, and, as of March 31, 1999, had shipped the Clarent System to approximately 100 organizations in 45 countries worldwide. The Clarent System has been installed in some of the world's leading service providers' networks, including AT&T Corporation, Chunghwa Telecom (Taiwan), Ji-Tong Communications (People's Republic of China), KDD (Japan), Korea Telecom, KPN Telecom Netherlands, Singapore Telecom, Star Telecom (United States) and Telia Telecom (Sweden).

Industry Background

   The telecommunications services industry has historically followed a path of development based on the belief that voice and data are distinct modes of communication that require separate network resources. This belief has led to the development of separate network architectures and technologies for voice and data communications. Data communications were originally transmitted over circuit-switched networks. As a result of the development of packet-switched architectures and other technological advances, most data traffic today is transmitted over IP-based packet-switched networks. Packet-switched architecture employed in today's data networks, such as the Internet, is more efficient because it allocates network capacity only during transmission. In an IP-based packet-switched network, a signal is divided into packets that are simultaneously routed over different paths to a final destination where they are recombined in the original order in which they were transmitted. In a packet-switched network, excess network capacity is available for the transmission of additional traffic. Traditional voice networks, however, are still built around a circuit-switched architecture. A circuit-switched network establishes and maintains a dedicated circuit between calling parties for the entire duration of a call.

 [Graphic depicting the differences between a circuit-switched and IP telephony call]
   [A phone call transmits signals that direct a series of switches to open a dedicated circuit to second phone. The dedicated circuit carries the electronic signals through the line. The phones transists the signals back into speech.]
    [Unlike the traditional circuit switched phone call, which travels on a dedicated circuit, the electronic signals go to a Clarent Gateway, which converts them into small packets of digital information. The packets may take different routes to their destination. After traveling through the IP network, the packets are converted back into electronic signals by another Clarent
                  Gateway and put back on the phone network.]

   Recent advances in packet-switching technology have significantly bridged the gap between circuit-switched and IP-based packet-switched voice quality. The result is that today a voice call placed over an IP-based packet-switched network can sound virtually indistinguishable from the same call made over a circuit-switched network. What distinguishes IP telephony technology, however, is that it allows service providers to share these networks for voice, fax and data traffic and quickly deploy additional features and services without the need for costly network upgrades. In contrast, circuit-switched networks are costly and difficult to modify. For example, the recent integration of such basic services as caller ID and call return services into the circuit-switched network took over a decade and hundreds of millions of dollars to implement in the United States alone.

   The added flexibility and cost-effectiveness of IP telephony networks are particularly important in an increasingly deregulated and competitive market environment. Deregulation acts as a catalyst for the rapid deployment of these services by allowing new service providers to quickly enter formerly regulated markets and by forcing existing service providers to rapidly respond to the challenge of competition. According to a 1998 Frost & Sullivan report, the total number of worldwide voice minutes running over IP-based packet-switched networks is expected to grow from 6.3 million in 1997 to 8.8 billion in 2002, representing a compound annual growth rate of 325% for the period. Accordingly, spending on IP telephony equipment is projected to grow from $47.3 million in 1997 to $3.2 billion in 2002, representing a compound annual growth rate of 132%.

   A significant market opportunity now exists for the makers of systems that enable service providers to deliver voice and data services over their IP-based packet-switched networks. Although several of our competitors have attempted to address this market opportunity, we believe that none to date has developed a comprehensive solution that incorporates the functionality that service providers require to provide end-to-end service. Some vendors have developed products that embed the IP telephony call routing functionality in the same equipment that houses the voice and data processing gateway technology. This approach limits service providers' flexibility to make modifications to their networks because any modification must be made at each individual switch. Many vendors only provide limited billing and network management data. Even though this operational support data is centralized, it is gathered and formatted in a simplistic fashion, limiting the ability of service providers to manage sophisticated networks or to bill using any pricing structure they desire. Also, these simplistic billing systems make it difficult to connect service providers' networks to the networks of other service providers. Many IP telephony vendors, such as certain router and switch companies, have formed partnerships with billing and network management technology providers in order to provide even the most basic operational support solution to service providers. This partnering necessitates integration, which can be technologically difficult, time consuming and expensive. Finally, many vendors require dedicated ports, which serve as a bridge to the circuit-switched network, for voice, fax or data. Many vendors do not have the technical capacity to integrate those ports with switches in the circuit-switched network to allow the service provider to appropriately account for the transmission. For example, the integrated port must be able to interpret busy signals, dial tones and disconnects. The inability to integrate the ports makes it more difficult for end-users to gain the benefits of this technology because they have to dial separate phone numbers or use multi-step dialing processes.

   In order to compete effectively in the emerging market for IP telephony services, service providers need a cost-effective, comprehensive solution that combines a high level of functionality with a flexible architecture designed to support growth and new features. This solution must enable service providers to deliver clear and robust voice quality that can be merged efficiently with fax and data IP telephony services. The solution must also possess robust back-office features to permit service providers to operate and manage a viable communications business. Some service providers and their enterprise customers will use these features to support interconnection with other networks, while others will use these features to connect to a clearinghouse to facilitate the sharing of network traffic. The solution must allow service providers to centrally make changes to their network. The solution must also be able to incorporate feature enhancements, because there will be many and varied new feature requests. The solution must also be transparent to end users and easy to use. Finally, we expect that customers will prefer a solution that is technologically advanced enough to allow service providers to quickly adapt their IP telephony network architectures to emerging standards.

The Clarent Solution

   We have developed a comprehensive IP telephony solution that offers the following key benefits:

   Circuit-switched quality voice and simultaneous voice, fax and data transmission. The Clarent System combines state-of-the-art compression and echo cancellation technologies with our proprietary packet handling technologies to enable the transmission of calls over a Clarent network that sound indistinguishable from a circuit-switched call. In addition, the Clarent System enables the simultaneous transmission of voice, fax and data traffic over IP-based packet-switched networks.

   Rapid, low-cost deployment and maintenance. The Clarent System provides a comprehensive solution that can be rapidly deployed by service providers with a modest initial capital investment. By centralizing management and distributing functionality, the Clarent System allows service providers to perform network administration in an economical manner.

   Transparent and secure interconnection with different networks. The Clarent System is designed to support the seamless interconnection between Clarent-based and circuit-switched networks. The Clarent System allows a service provider to interconnect its network with the Clarent-based network of another service provider or the Clarent-based network installed in a corporate intranet. These interconnections provide a level of security that enables service providers to exchange large volumes of traffic and billing data with each other and with their enterprise customers. This process requires that only relevant transaction information is disclosed, either bilaterally or through an intermediary, such as an IP telephony clearinghouse.

   Complementary call processing and centralized network management functions. The Clarent System provides centralized processing of such network functions as caller authentication, billing, call routing, call rating and network diagnostics and maintenance. Because we provide both the call processing and operational support functions in a network, we can effect system-wide enhancements and new features quickly and efficiently.

   Adaptability to changing standards and technologies. The Clarent System is designed based on a modular and distributed architecture. Compared to a circuit-switched network, a Clarent-based network may be modified quickly to accommodate new features, support new protocols or handle new end-user devices, such as cable modems and IP-based telephones, as they become available.

Strategy

   Our objective is to be the leading provider of comprehensive IP telephony solutions to service providers worldwide. Key elements of our strategy include the following:

   Increase our penetration of service provider market. We plan to increase the sales of our products by expanding our relationships with existing customers and by capturing new customer relationships. We have shipped our solutions to approximately 100 organizations, including several of the world's leading long distance carriers. We believe the demand for our products will increase as new and existing customers increasingly derive revenue from IP telephony-based services.

   Provide the core technology enabling the delivery of a broad range of IP telephony services. We have designed the Clarent System to provide service providers with a unified technology platform for the effective and rapid deployment of a broad range of IP telephony services. This will enable service providers to offer their customers a wide array of value-added services, including virtual private networks and worldwide roaming, based on the Clarent System. An additional element of our strategy is to increase the level of technological interoperability of our products with those of certain other vendors to expand the breadth of opportunities our products can address.

   Target key growth markets worldwide. We will continue to focus our sales, marketing and support efforts on key growth markets for IP telephony services. We currently maintain a global sales and support presence, with offices in Belgium, Germany, Japan, Korea, Spain, Taiwan and the United Kingdom. We believe that international markets represent particularly attractive early markets for our products and services due to rapid telecommunications deregulation and increasing demand for network capacity. We will continue to add sales, marketing and support resources in these regions and will respond to emerging opportunities in these markets.

   Extend our technology leadership position. We believe we have established a technology leadership position in the market for IP telephony solutions, and we intend to extend this position by leveraging our proprietary packet intelligence architecture. Our architecture is a modular technology that segregates the call processing and network management functions in the Clarent System. We believe that our architecture differentiates the Clarent System from competing vendors' systems by enabling service providers to deploy and manage new features and services across a network with a minimum level of service disruption.

   Promote strategic relationships between our customers. We will continue to promote the formation of bilateral alliances and clearinghouse arrangements between our customers based on the Clarent System. For example, AT&T Corporation and Telia Telecom have established international IP telephony clearinghouses based on the Clarent System. We expect other service providers in different geographic regions to continue to establish bilateral relationships with other Clarent customers or join additional clearinghouses. We believe these relationships will lead to increased deployment of our products in both existing and new customers' networks.

   Deliver added value through customer support and services. To drive the rapid deployment of our solutions, we will continue to assist our customers in the installation of our IP telephony systems and provide comprehensive ongoing technical support, training and other services. We plan to continue to build our internal professional services organization and explore additional relationships with potential global services partners as a means of generating additional revenue.

Products and Technology

   The Clarent System incorporates internally-developed and third-party technologies, including our proprietary packet intelligence technology. This technology integrates all functions performed by the Clarent System in a modular, flexible manner that enables the easy addition or alteration of system components and features.

   The Clarent System is comprised of three main components: (1) the Clarent Gateway; (2) the Clarent Command Center; and (3) a third-party relational database.

[Graphic depicting the architectural structure of our solution, the Clarent System]

 Clarent Gateway

   The Clarent Gateway is a standards-based telephony server that converts voice, fax and data into IP packets, merges and transmits these packets over the IP network and then converts them back into circuit-switched voice, fax and data streams. The Clarent Gateway provides the following functionality:

   Standard telephony interfaces. The Clarent Gateway supports many standard telephony interfaces and signaling protocols. Available telephony interfaces include both analog (FX0) and digital (T1 and E1). Supported signaling protocols include multi-frequency receiver 1 (MFR1), multi-frequency compelled receiver 2 (MFCR2), primary rate interface integrated services digital network (PRI-ISDN), Feature Group D and signaling system 7 (SS7/C7), among others.

   Caller interface. Our programmable interactive voice response (IVR) software provides a voice interface for prepaid calling card applications, captures account codes for specific calls and routes users to specific features or options. The IVR software also processes different call types based on the number dialed (such as toll free 800 numbers), the automatic number identification (ANI) of the calling party or characteristics stored as part of a subscriber's user record.

   Integrated voice, fax and data. Clarent Gateways simultaneously handle voice, fax and data traffic through universal ports, eliminating the need to dedicate ports to specific types of traffic. A port is the bridge between the circuit-switched and packet-switched networks. Each port handles a single call.

   Compliance with major telecommunications standards. Clarent Gateways incorporate relevant International Telecommunications Union (ITU) telephony standards, including the H.323, G.723.1, G.729a, and G.711 coders/decoders (codecs), as well as the proprietary AudioCodes, Ltd. NetCoder codecs, among others. We also utilize Q.931 signaling for call setup and control between the gateways, as specified in H.323.

   Low call latency. Clarent Gateways have a measured latency, the lag between transmission and reception of a voice message, of approximately 100 milliseconds (ms). Even with the addition of a typical 100 ms to 150 ms of network-induced latency, the total system latency typically experienced with Clarent Gateways is only between 200 ms to 250 ms.

   Echo cancellation. Clarent Gateways employ the G.165 echo cancellation standard to provide clear, virtually echo-less voice transmission.

 Clarent Command Center

   The Clarent Command Center is a centralized client/server software package that functions as the processing engine supporting network management and back office functions, including call routing, call rating, subscriber management, gateway monitoring and billing. By centralizing all network management and back-office functions, Clarent-based networks can be configured and modified quickly and easily. Furthermore, the Clarent Command Center is designed to be fully redundant through the use of multiple Clarent Command Centers to enhance network efficiency and reliability. Examples of network management and back office functions performed by the Clarent Command Center include:

   Dynamic call routing. Calls are dynamically directed to specified groups of gateways (server groups). In the event that a server group is unavailable for a particular destination, the Clarent Command Center will automatically route the call to the specified backup server group for completion. Furthermore, if there are no gateways for a particular destination, the Clarent Command Center can always route the call through the circuit-switched network, so that call completion can be guaranteed.

   Call rating. The Clarent Command Center supports a wide range of rating options that allow service providers to customize their pricing schemes to their business needs and to offer different rates for the same routes based on individual call or subscriber characteristics. Examples of call rating options supported by the Clarent Command Center include time-of-day rates and drop-off rates (i.e. reduced rates after the first minute of a call). Rates can also be varied, based on the identity of the caller, the calling number or the called number, such as toll-free numbers.

 Relational Database

   The Clarent System also requires the installation of a third-party relational database that houses all call routing, subscriber, billing and network management information in a centralized data repository. The Clarent System is currently compatible with certain databases, including current releases from Oracle Corporation and Microsoft Corporation. As a result, customers using the Clarent System can develop their own customized Web interfaces, billing systems and advanced management tools. Examples of the data stored in the relational database include:

   Billing information. Billing data is collected and stored in the relational database and includes extensive detail on all calls made through the network. Invoice generation and reporting programs can be developed using standard database reporting tools.

   Domain management. The Clarent System provides the capability to segment a network into domains, or "subnetworks" within a larger network. This allows service providers to determine what calls can be completed within their networks. A domain operates as an independent network in the way it processes calls, but reports to the same centralized management as the other domains in the network.

 Other Clarent Products and Services

   The following table provides a summary of additional Clarent products and services:


  Product or Service               Features
  Clarent Connect                  Provides network interconnection; real-time
                                   account settlement; least-cost routing;
                                   traffic balancing between partners; and
                                   bridging between service providers and
                                   enterprise networks
-------------------------------------------------------------------------------
  Clarent Clearinghouse Products   Harvest, sort, group and archive billing
                                   data from individual gateways or networks of
                                   gateways
-------------------------------------------------------------------------------
  Clarent SS7/C7 Gateway Signaling Provides seamless integration between a service provider's SS7 or C7 network and a
                                   Clarent Gateway
-------------------------------------------------------------------------------
  Clarent Care                     Provides software upgrades and worldwide
                                   technical support to customers seven days a
                                   week, 24 hours a day
-------------------------------------------------------------------------------
  Clarent University               Provides basic and advanced training courses
                                   to users of Clarent technology


Customers

   We began commercial shipments of our products in March 1997 and, as of March 31, 1999, had already shipped Clarent Systems to approximately 100 organizations in 45 countries. We sell our products directly and through distributors to service providers.

   The following table is a list of our top 15 service provider customers by revenue for 1998:

   AT&T Corporation           Hemisphere Communications Corporation Sprint Corporation
   AT&T GCSI Inc.             IT&E Overseas, Inc.                   Star Telecom
   AT&T Jens Corporation      Korea Telecom International           Technet International, Inc.
   Bitro Telecommunications,
    Inc.                      Rapid Link Telecommunications         Telecomet International Inc.
   Dacom International Inc.   Singapore Telecommunications Ltd.     Telia Telecom

   In 1998, sales to these customers represented approximately 70% of our revenues. Entities affiliated with AT&T Corporation accounted for 36% and Technet International accounted for 12% of net revenue in 1998.

Customer Case Studies

   The following case studies illustrate how certain of our customers have deployed our products.

   AT&T Jens Corporation. AT&T Jens Corporation, a subsidiary of AT&T Corporation, launched commercial voice service over its IP-based packet-switched network using the Clarent System in September 1997. Its first service offering, AT&T @Phone, is a prepaid and postpaid calling card service that initially allowed consumers in Japan to call 57 other countries around the world. By the fall of 1998, AT&T Jens Corporation had expanded this service to provide voice and fax service to 224 countries. Using the Clarent System, AT&T Jens Corporation has been able to provide international long-distance telephone services to customers in Japan, a market in which it had previously not been able to provide service using circuit-switched technology. We believe that the success of AT&T @Phone stems from its ability to offer a lower priced international long-distance alternative compared to existing circuit-switched services.

   Rapid Link Telecommunications. Rapid Link Telecommunications, an international telecommunications service provider based in Atlanta, Georgia, launched commercial long-distance service using the Clarent System in the fall of 1998. The initial service launched was a prepaid long-distance calling card service between Asia, Europe and the United States. Rapid Link Telecommunications is expanding its IP telephony network by setting up bilateral partnerships with major international telecom carriers offering IP telephony services in their geographic regions. The first partnership was signed with Korea Telecom International in November 1998.

   Telia Telecom. Telia Telecom, the leading telecommunications service provider in Scandinavia and the incumbent telephone company in Sweden, began commercial IP telephony trials in the summer of 1998 using the Clarent System. After testing our products against those of seven other vendors, Telia Telecom selected the Clarent System and launched the service in February 1999. At that same time, Telia Telecom also launched Europe's first IP telephony clearinghouse, based on the Clarent System, for international IP-based packet-switched voice traffic. Since then, Telia Telecom has recruited nine service providers to join the clearinghouse.

Sales, Marketing And Customer Service and Support

 Sales

   We currently have a global sales organization with sales and support offices in Belgium, Germany, Japan, Korea, Spain, Taiwan and the United Kingdom. Our sales force sells our products to services providers both directly and through third-party distributors. Direct sales accounted for 82% of our net revenue for the year ended December 31, 1998. In addition, we have 11 third party distributors in five countries. Our arrangements with these distributors provide discount levels, territories and other material terms, but generally do not grant exclusivity to the distributors, and can be terminated by either party. See "Risk Factors--We May Not Be Able To Expand Our Direct Sales And Distribution Channels."

 Marketing

   Our marketing organization develops strategies and implements programs to support the sale of our products. Our current marketing efforts include a number of programs designed to increase industry visibility, including press/analyst tours, trade shows and events, speaking engagements and ongoing interaction with analysts and the media as well as targeted marketing programs. Additional programs include our customer summit, which provides the opportunity for our customers to meet each other and learn more about our products.

 Customer Service and Support

   We believe that customer service and support are critical to maintaining existing customer relationships and developing relationships with new customers. Our professional services group performs the following functions:

  . pre-sales support;

  . product installation and customization;

  . technical support and consulting services;

  . customer training; and

  . product maintenance.

   In addition to our sales and support offices in North America, Asia and Europe, we have established a support center in the United States that provides support seven days a week, 24 hours a day. We also currently partner with Equant Integration Services, Inc., a supplier of international network support services, to provide global call center and technical support to our customers.

Competition

   We compete in a new, rapidly evolving and highly competitive market. We expect competition to intensify in the future. We believe that the main competitive factors in our market are product quality, features, cost and customer relationships. We believe a critical component to success in this market is the ability to establish and maintain strong customer relationships with a wide variety of international service providers and to facilitate relationships between those service providers to increase the geographic coverage of their services.

   Our principal competitors include large networking equipment manufacturers, such as Cisco Systems, Inc., large telecommunications equipment manufacturers, such as Lucent Technologies, emerging IP telephony technology companies, such as VocalTec Communications Ltd., and operational support systems, such as billing and network management, manufacturers. Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors offer aggressive sales terms, including financing alternatives, which we cannot match. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease.

   We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make such investments or that we will be able to make the technological advances necessary to be competitive.

   Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Research and Development

   To maintain our technology leadership position, we focus our research and development efforts on improving the functionality and performance of our existing products and developing new products. We obtain extensive product development input from our customers and monitor our customers' needs and changes in the marketplace. We are currently working on key areas such as packet concentration, system interoperability, network management and enhanced end-user features.

   We believe our success will depend, in part, on our ability to develop and introduce new products and enhancements to our existing products. In the past we have made, and intend to continue to make, significant investments in product and technological development. Our engineering, research and development expenditures totaled approximately $136,000 in 1996, $1.0 million in 1997 and $3.4 million in 1998.

   We perform our research and product development activities at our principal offices in Redwood City, California. As of March 31, 1999, we had 32 employees in our research and development department. If we are unable to develop new products or enhancements to existing products on a timely basis, or if such new products or enhancements fail to achieve market acceptance, our business, financial condition and results of operations could be seriously harmed. See "Risk Factors--Our Market Is Subject To Rapid Technological Change."

Manufacturing and Assembly

   Our manufacturing operations consist of materials planning and procurement, final assembly, product assurance testing, quality control and packaging and shipping. We assemble and test our products at our facilities in Redwood City, California. Based on volume, geographic or customer requirements, we may begin outsourcing certain assembly and test functions. We have developed an assembly process that enables us to configure our products to be adapted to different customer specifications at the final assembly stage. This flexibility is designed to reduce both our assembly cycle time and our need to maintain a large inventory of finished goods. We believe that the efficiency of our assembly process to date is largely due to our product architecture and our commitment to assembly process design. However, this assembly process involves certain risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. See "Risk Factors--We Face Risks Associated With The Assembly Of Our Products."

   We test our products both during and after the assembly process using internally-developed product assurance testing procedures. Although we generally use standard components for our products and try to maintain alternative sources of supply, some key components are purchased from sole or single source suppliers for which alternative sources are not currently available. We may experience supply problems in the future from any of our suppliers, which could delay our ability to assemble and ship our products and seriously harm our business, financial condition and results of operations. See "Risk Factors--We Rely On Third-Party Technology And Products."

Patents and Intellectual Property

   We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We currently do not have any United States patents issued for any of our technology, although we do have four United States applications, one German application and one Japanese application on file.

   We also enter into confidentiality and proprietary information and inventions agreements with our employees and consultants, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. The laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many United States companies have encountered substantial infringement problems in such countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may be inadequate. For example, our competitors may independently develop similar technology, duplicate our products or design around our patents, when or if issued, or our other intellectual property rights. If we fail to adequately protect our intellectual property, it would be easier for our competitors to sell competing products.

   From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to us. In addition, third parties may assert claims or initiate litigation against us or our manufacturers, suppliers or customers with respect to existing or future products, trademarks or other proprietary rights. We have not conducted an exhaustive search of patents issued to other companies or organizations. Because of the number of patents issued and patent applications filed relating to the transmission of voice over packet-switched networks, we believe there is a risk that current and potential customers and other third parties have filed, or in the future will file applications for, or have received or in the future will receive, patents or obtain additional intellectual property rights relating to materials or processes that we use or propose to use. If such third-party patents or other proprietary rights have been or are issued, or are otherwise asserted by third parties, the holders of these patents or other proprietary rights may bring infringement claims against us. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights and the rights of competitors. Any such claims, with or without merit, may be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology. Alternatively, others may claim that we infringe their intellectual property rights, and we may be required to obtain a license or royalty agreement under the intellectual property rights of those parties claiming the infringement. In addition, an adverse ruling could result in substantial, including treble damages or the issuance of an injunction against us requiring that we cease development and withdraw certain products from the marketplace. Limitations on our ability to market our products and delays and costs associated with monetary damages and redesigns in compliance with an adverse judgment or settlement could harm our business, financial condition and results of operations.

   We have certain obligations to indemnify our customers when their use of our products results in an intellectual property infringement claim by a third party. In the future, third parties could assert infringement claims, or customers and end users of our products could try to obtain indemnification from us. Such assertions, if proven to be true, could seriously harm our business, financial condition and results of operations.

Employees

   As of March 31, 1999, we had a total of approximately 155 employees, of which approximately 32 were in research and development, 82 were in sales, marketing and customer support and 41 were in finance, administration and operations. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas including engineering, technical support and sales. Competition for such personnel is intense, especially in the San Francisco Bay Area where we are headquartered, and we cannot be sure that we will be successful in attracting or retaining such personnel in the future. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

Facilities

   We occupy approximately 39,000 square feet of space in Redwood City, California. The term of the lease for 14,000 square feet of this facility expires on December 31, 1999, and the initial term for the remaining 25,000 square feet of this facility expires as early as December 2003. In addition to our principal office space in Redwood City, California, we also lease sales and support offices in Illinois and internationally in Belgium, Germany, Japan, Korea, Spain, Taiwan and the United Kingdom. We believe that existing facilities are adequate for our needs through calendar year 1999 and are currently in the process of locating additional space to meet our expected requirements thereafter. If we require additional space, we believe that we will be able to secure such space on commercially reasonable terms without undue operational disruption.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

   The executive officers and directors of the Company and their ages as of March 31, 1999, are as follows:

Name                               Age                  Position
----                               ---                  --------
Jerry Shaw-Yau Chang..............  40 Chief Executive Officer, President and
                                        Director

Richard J. Heaps..................  46 Chief Operating Officer, Chief Financial
                                        Officer, General Counsel and Secretary

Michael F. Vargo..................  38 Chief Technology Officer and Director

Mark E. McIlvane..................  45 Vice President, Worldwide Sales

Heidi H. Bersin...................  43 Vice President, Marketing

Mong Hong (Mahan) Wu..............  39 Vice President and General Manager, Asia
                                        Pacific

Wen Chang Ko(1)(2)................  49 Director

Syaru Shirley Lin(1)(2)...........  30 Director

--------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   Mr. Chang, one of our co-founders, has served as our President and Chief Executive Officer and as a Director since our inception in July 1996. From March 1996 through June 1996, Mr. Chang worked as the system architect for Relations Software, a developer of network and applications monitoring software. From September 1994 through February 1996, Mr. Chang served as a Senior Software Engineer at OnLive! Technologies, Inc. (OnLive!), a developer of on-line communications technology. Prior to September 1994, Mr. Chang spent seven years at Centura Software Corporation (Centura), formerly Gupta Corporation, a supplier of client/server application development and deployment technology, as a manager and developer of Centura's client/server database solution. Mr. Chang holds a B.S. degree in commercial economics from National Chiao-Tung University and an M.S. degree in computer science from Pennsylvania State University. Mr. Chang's brother-in-law, Shoon Shen Tony Wang, serves as our Controller of the Asia Pacific region.

   Mr. Heaps has served as our Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary since September 1998. From July 1997 through August 1998, Mr. Heaps worked as an independent consultant and headed a private consulting firm and law practice serving Silicon Valley-based high-technology companies. From October 1987 through July 1997, Mr. Heaps served in various management positions at Centura, most recently serving as Senior Vice President of Business Development and General Counsel. Mr. Heaps is a member of the State Bar of California and a member of the Board of Directors of the Children's Discovery Museum of San Jose. Mr. Heaps holds a B.A. degree in economics and mathematics from Yale University and J.D. and M.B.A. degrees from Stanford University.

   Mr. Vargo, one of our co-founders, has served as our Chief Technology Officer and as a Director since our inception in July 1996. From April 1996 through June 1996, Mr. Vargo served as a Senior Software Engineer at Oracle Corporation, a leading provider of relational databases. From January 1995 through April 1996, Mr. Vargo served as a Senior Software Engineer at OnLive! From January 1992 through December 1994, Mr. Vargo served as a Senior Software Engineer at Centigram Corporation, a voice messaging equipment manufacturer. Prior to Centigram Corporation, Mr. Vargo spent seven years at Pacific Bell. Mr. Vargo holds a B.S. degree in electrical engineering and an M.E. degree in electrical engineering from California State Polytechnic University at Pomona.

   Mr. McIlvane has served as our Vice President, Worldwide Sales since July 1997. From January 1993 through June 1997, Mr. McIlvane served as Vice President of Sales and Marketing for Comverse Technology, Inc. (Comverse), a manufacturer of high-performance voice processing computers for network-based telecommunications service providers. Prior to Comverse, Mr. McIlvane served in various senior positions at Applied Communications, Inc., a wholly owned subsidiary of U.S. WEST, Inc. and Bell & Howell Corporation. Mr. McIlvane holds a B.S. degree in business and economics from MacMurray College.

   Ms. Bersin has served as our Vice President, Marketing since February 1997. From 1983 through January 1997, Ms. Bersin served in various management positions at Pacific Bell and Pacific Bell Information Services, including Director of Pacific Bell Information Services from 1986 to 1997. Ms. Bersin holds a B.A. degree from Stanford University and an M.B.A. degree from Yale University.

   Mr. Wu has served as our Vice President and General Manager of the Asia Pacific region since April 1997. From January 1996 through March 1997, Mr. Wu served as the Regional Sales Manager of Computer Sales Operations for Hewlett-Packard Company, a measurement and computer equipment manufacturer, in Asia, except Japan, and Australia after Hewlett Packard Company acquired Convex Computer Corporation, a supercomputer manufacturer, where Mr. Wu served as General Manager of the Asia Pacific region, except Japan, from January 1994 through December 1995. Mr. Wu holds a B.S. degree in electrical engineering and an M.B.A. degree from National Chiao-Tung University.

   Mr. Ko has served as a Director since June 1997. Since 1990, Mr. Ko has served as Chairman of the WK Technology Funds and also served as Chairman of the Taipei Venture Capital Association from 1992 to 1995. From 1977 to 1990, Mr. Ko served in various management positions at Hewlett Packard Taiwan Ltd., most recently serving as Chairman and President from 1979 to 1990. From 1974 to 1977, Mr. Ko served in various positions at IBM in the United States, most recently serving as Research and Development Project Manager from 1975 to 1977. Mr. Ko holds a B.S. in electrical engineering from National Cheng Kung University and an M.S. degree in system science from Michigan State University.

   Ms. Lin has served as a Director since July 1998. Since 1993, Ms. Lin has been employed by Goldman Sachs (Asia) Limited. She currently serves as an Executive Director in the Merchant Banking Division, which manages several merchant banking funds. From 1990 to 1993, Ms. Lin worked for Morgan Stanley & Co. in New York and Hong Kong. Ms. Lin is also a non-executive director of Hung Hing Printing Group Limited, a publicly listed company on the Hong Kong Stock Exchange. Ms. Lin holds a B.A. degree from Harvard University.

   Executive officers are appointed by the Board of Directors and serve until their successors are qualified and appointed. There are no family relationships among any of our directors or executive officers.

Board Composition

   Upon the closing of this offering, the number of directors will be set at five. In accordance with the terms of our Amended and Restated Certificate of Incorporation, the terms of the office of the Board of Directors will be divided into three classes, with each class holding office for staggered three year terms: Class I directors' terms will expire at the annual meeting of stockholders to be held in 2000, Class II directors' terms will expire at the annual meeting of stockholders to be held in 2001, and Class III directors' terms will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Ms. Lin, and there is one vacancy in this class of directors. The Class II directors are Mr. Ko and Mr. Vargo, and the Class III director is Mr. Chang.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control. Although our directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock, our Amended and Restated Certificate of Incorporation provides that holders of two-thirds of the common stock must vote to approve the removal of directors without cause.

Board Committees

   The Compensation Committee consists of Mr. Ko and Ms. Lin. The Compensation
Committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our Equity Incentive Plans; and

  . makes recommendations to the Board of Directors regarding such matters.

   The Audit Committee consists of Mr. Ko and Ms. Lin. The Audit Committee:

  . makes recommendations to the Board of Directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other professional services provided by our independent auditors;

  . reviews the independence of the independent auditors; and

  . reviews and evaluates our internal control functions.

Compensation Committee Interlocks and Insider Participation

   The members of our Compensation Committee are Mr. Ko and Ms. Lin. None of the members of the Compensation Committee of the Board of Directors is currently or has been, at any time since our formation, one of our officers or employees.

Director Compensation

   Directors who are also executive officers do not receive any additional compensation for serving as members of the Board of Directors or any committee thereof. Non-employee directors are expected to receive an initial option to purchase 5,000 shares of common stock and an annual option to purchase 2,000 shares of common stock under our 1999 Non-Employee Directors' Stock Option Plan. See "--1999 Non-Employees Directors' Stock Option Plan."

Executive Compensation

   The following table sets forth certain information for the year ended December 31, 1998, regarding the compensation of our Chief Executive Officer and each of our four most highly-compensated executive officers whose salary and bonus for such year were in excess of $100,000 on an annualized basis (Named Executive Officers):

                           Summary Compensation Table

                                                                 Long-Term
                               Annual Compensation          Compensation Awards
                        ---------------------------------- ---------------------
Name and Principal                          Other Annual   Securities Underlying     All Other
Position                Salary($) Bonus($) Compensation(1)      Options(#)       Compensation($)(2)
------------------      --------- -------- --------------- --------------------- ------------------
Jerry Shaw-Yau Chang
 President and Chief
 Executive Officer..... $110,000       --           --                 --                  --
Richard J. Heaps(3)
 Chief Operating
 Officer, Chief
 Financial Officer,
 General Counsel and
 Secretary.............   67,500  $ 6,160           --            400,000                  --
Michael F. Vargo
 Chief Technology
 Officer...............  131,875    7,500           --                 --                  --
Mark E. McIlvane
 Vice President,
 Worldwide Sales.......  150,000   20,000      $52,717            160,000              $9,800
Mong Hong (Mahan) Wu
 Vice President and
 General Manager, Asia
 Pacific...............  131,640   26,145           --                 --                  --

---------------------
(1) Consists of sales commissions.
(2) Consists of reimbursement of automobile expenses and life insurance premiums.
(3) Mr. Heaps started his employment with us in September 1998. Mr. Heaps would have earned a salary of $180,000 if he had been employed by us for the entire year. See "--Employment Agreements."

                       Option Grants in Last Fiscal Year

   The following table sets forth certain information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1998. All such options were awarded under the 1999 Equity Incentive Plan.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                     Annual Rates of Stock
                                                                    Price Appreciation for
                                     Individual Grants               Stock Option Term(3)
                         ------------------------------------------ -----------------------
                         Number of
                         Securities % of Total
                         Underlying  Options   Exercise
                          Options    Granted   Price Per Expiration
Name                      Granted   in 1998(1) Share(2)     Date        5%          10%
----                     ---------- ---------- --------- ---------- ----------- -----------
Jerry Shaw-Yau Chang....       --        --         --          --           --          --
Richard J. Heaps........  400,000      13.2%     $0.75    08/27/08  $   188,668 $   478,122
Michael F. Vargo........       --        --         --          --           --          --
Mark E. McIlvane........  160,000       5.3      0.329    07/20/08       38,578      92,610
Mong Hong (Mahan) Wu....       --        --         --          --           --          --

---------------------
(1) The total number of options granted to our employees in fiscal year 1998 was 3,030,896.
(2) The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the dates the respective options were granted. Time options vest over a four-year schedule.
(3) In order to comply with the rules of the Securities and Exchange Commission (Commission), we are including the gains or "option spreads" that would exist for the respective options we granted to the Named Executive Officers. We calculate these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future common stock price.

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                     Values

   The following table sets forth the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1998:

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 1998       December 31, 1998(1)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Jerry Shaw-Yau Chang....        --         --        --           --           --           --
Richard J. Heaps........        --         --        --      400,000           --     $100,000
Michael F. Vargo........        --         --        --           --           --           --
Mark E. McIlvane........        --         --   324,882      175,118     $298,442      138,164
Mong Hong (Mahan) Wu....   221,664   $210,581    11,668      326,668       11,376      318,501

---------------------
(1) The value of unexercised "in-the-money" options is based on the fair market value as of December 31, 1998, as determined by the Board of Directors, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

   In June 1997, we entered into an employment agreement with Mark E. McIlvane, Vice President, Worldwide Sales. The agreement was amended on June 1, 1998. The agreement, as amended, provides for an annual base salary of $150,000. Mr. McIlvane is also eligible to receive sales commissions. The agreement also provides Mr. McIlvane with incentive stock options to purchase an aggregate of 500,000 shares of common stock. Of those options, 40,000 shares vested immediately upon the signing of the amendment to the employment agreement, 370,000 shares are subject to time-based vesting over a four-year period and 90,000 shares are subject to certain milestone-based vesting, but must vest by August 1, 2004. The agreement provides that Mr. McIlvane is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if we terminate Mr. McIlvane's employment without cause, we must pay Mr. McIlvane a severance payment equal to 100% of his annual salary.

   In August 1998, we entered into an employment agreement with Richard J. Heaps, Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary. The agreement provides for an annual base salary of $180,000. Mr. Heaps is also eligible to receive a performance-based annual bonus. The amount of the bonus is targeted to be $40,000 for the first year of his employment, and will be reviewed and reset in each subsequent year. The agreement also provides Mr. Heaps with an incentive stock option to purchase 400,000 shares of common stock, which is subject to time-based vesting over a four-year period. In the event Mr. Heaps is terminated without cause or constructively terminated within 18 months of any change of control, between 50% to 100% of the outstanding options then held by Mr. Heaps will accelerate and vest, depending on how long Mr. Heaps was one of our employees prior to termination. "Constructive termination" is defined in the agreement as a voluntary termination of employment after his duties or benefits are materially reduced. The agreement provides that Mr. Heaps is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if we terminate Mr. Heaps' employment without cause or if Mr. Heaps voluntarily terminates his employment after his duties or benefits are materially reduced, we must pay Mr. Heaps a severance payment equal to up to 100% of his annual salary, depending on the amount of time Mr. Heaps has been employed by us.

Stock Plans

   1999 Amended and Restated Equity Incentive Plan. Our 1999 Amended and Restated Equity Incentive Plan (Equity Incentive Plan) was adopted in October 1996, amended in May 1997, May 1998 and October 1998, and amended and restated by the Board of Directors in April 1999, subject to stockholder approval. An aggregate of 11,358,170 shares of common stock currently are authorized for issuance under the Equity Incentive Plan. However, on January 31 of 2000, 2001, 2002, 2003 and 2004, respectively, the aggregate number of shares of common stock that are available for issuance under the Equity Incentive Plan will automatically be increased by that number of shares of common stock equal to 2.5% of our outstanding shares of common stock on such date or a lesser amount as determined by the Board of Directors for each year.

   The Equity Incentive Plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (Code), to employees (including officers and employee directors) and non-statutory stock options restricted stock purchase awards and stock bonuses to our and our affiliates' employees (including officers and employee directors), directors and consultants. The Equity Incentive Plan is administered by the Compensation Committee, which determines the recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

   The terms of options granted under the Equity Incentive Plan may not exceed ten years. The Compensation Committee determines the exercise price of options granted under the Equity Incentive Plan. However, the exercise price for an incentive stock option and a non-statutory stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant. Options granted under the Equity Incentive Plan vest at the rate specified in the option agreement. Generally, the right to exercise 25% of the total number of shares granted vests 12 months after the date of option grant, with the remainder vesting monthly over three years thereafter, such that an option is fully vested on the fourth anniversary of the date of the option grant. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution. However, an optionee may designate a beneficiary who may exercise the option in the event of the optionee's death or disability. Unless the terms of an optionee's option agreement provide for an earlier termination, in the event of the optionee's cessation of his or her relationship with us due to death or disability, the optionee's beneficiary may exercise any vested options up to 18 months after death and 12 months after disability after the date of such cessation. If such optionee's relationship with us ceases for any reason other than the optionee's death or disability, the optionee may exercise any vested options during a minimum of 30 days following such cessation.

   No incentive stock option, and, prior to our stock being publicly traded, no non-statutory stock option, may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of our total combined voting power or that of any of our affiliates, unless the option exercise price is at lease 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the Equity Incentive Plan and all of our other stock plans and those of our affiliates, may not exceed $100,000. Pursuant to Section 162(m) of the Code, no person may be granted options under the Equity Incentive Plan covering more than 360,000 shares of common stock in any calendar year.

   Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Equity Incentive Plan. The Compensation Committee has the authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Code
Section 162(m) limitations set forth above.

   If there is any sale of all or substantially all of our assets, any merger or any consolidation in which we are not the surviving corporation, or a like transaction involving us, all outstanding awards under the Equity Incentive Plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for such awards, the vesting of stock awards held by persons still serving us or our affiliate will be accelerated as to all of the shares and such awards will terminate if not exercised prior to the sale of assets, merger or consolidation.

   As of March 31, 1999, 1,426,328 shares of common stock had been issued upon the exercise of options granted under the Equity Incentive Plan, options to purchase 7,631,842 shares of common stock were outstanding and as of April 8, 1999, 2,300,000 shares remained available for future grant. The Equity Incentive Plan will terminate on April 7, 2009, unless terminated by the Board before then. As of April 8, 1999, neither stock bonuses nor restricted stock has been granted under the Equity Incentive Plan.

   1999 Non-Employee Directors' Stock Option Plan. In April 1999, the Board adopted the 1999 Non-Employee Directors' Stock Option Plan (Directors' Plan), subject to stockholder approval, to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not any of our affiliates' employees or consultants (Non-Employee Director). The Board administers the Directors' Plan, but they may delegate the administration to a committee.

   The aggregate number of shares of common stock that may be issued under options granted under the Directors' Plan is 300,000 shares. Under the terms of the Directors' Plan, as of the initial public offering, each Non-Employee Director, and each person who is thereafter elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by our Board or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, on the day of each regular meeting of the Board, commencing with the third regular meeting subsequent to the date of each Non-Employee Directors' initial grant under the Director's Plan, each person who is then serving as a Non-Employee Director automatically shall be granted an option to purchase 2,000 shares of common stock.

   The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan vest and become exercisable immediately. Options granted under the Directors' Plan generally are non-transferable. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with us or any of our affiliates (whether as one of our Non-Employee Directors or subsequently as our affiliates' employee, director or consultant) ceases for any reason, the vested option may be exercised as provided in the option agreement, which is three months generally, 12 months in the event of optionee's disability and 18 months in the event of optionee's death.

   1999 Employee Stock Purchase Plan. In April 1999, our Board of Directors approved the 1999 Employee Stock Purchase Plan (Purchase Plan), subject to stockholder approval, covering an aggregate of 600,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

   Under the Purchase Plan, employees are eligible to participate if they are employed by us or one of our affiliates designated by the Board of Directors and are employed at least 20 hours per week and at least five months per year. Employees who participate in an offering will have the right to purchase up to the number of shares of common stock purchasable with a percentage designated by the Board of Directors, up to 10%, of an employee's earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of common stock. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

   In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that for all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion or when all of the shares reserved for issuance under the Purchase Plan have been issued.

   As of April 8, 1999, no employees have rights to purchase shares of common stock under the Purchase Plan.

Description of 401(k) Plan

   401(k) Plan. We maintain the Clarent Corporation 401(k) Retirement Plan (401(k) Plan) for eligible employees (Participants). In order to be a Participant, an employee must have attained age 18. A Participant may contribute up to 25% of his or her total annual compensation to the 401(k) Plan, or up to a statutorily prescribed annual limit, if less. The annual limit for 1999 is $10,000. Each Participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) Plan's trustee. We may make discretionary contributions as a percentage of Participant contributions, subject to established limits. To date, we have not made any contributions to the 401(k) Plan on behalf of the Participants. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by us or our employees or to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions, if any, will be deductible by us when made.

Limitation of Liability and Indemnification Matters

   Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (1) for any breach of such director's duty of loyalty to us or to our stockholders,
(2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derives an improper personal benefit.

   Our Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our Bylaws also require us to advance expenses incurred by directors and executive officers in connection with the defense of any action or proceeding, subject to certain exceptions, arising out of such party's status or service as one of our directors or executive officers upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. Furthermore, our Bylaws authorize us to enter into indemnification agreements with our directors, officers, employees and agents and we intend to enter into such agreements. A copy of the form of such indemnity agreement has been filed as an exhibit to the Registration Statement. We also maintain directors' and officers' liability insurance.

   At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

   We are aware that the Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if our indemnification of our directors, officers and controlling persons is permitted under indemnification agreements, it would be unenforceable as a matter of public policy.

                              CERTAIN TRANSACTIONS

   On March 25, 1997 and June 10, 1997, we sold an aggregate of 3,220,000 shares of Series B preferred stock at a per share price of $1.00, in a private placement equity financing with certain stockholders and one of our directors, including: (1) an aggregate of 900,000 shares purchased by entities affiliated with WK Technology Fund, a principal stockholder, of which Mr. Ko, one of our directors, is Chairman; and (2) 900,000 shares purchased by Mr. Ko. See "Principal Stockholders."

   In June 1997, we entered into an employment agreement with Mr. McIlvane, our Vice President, Worldwide Sales. The agreement provides for an annual base salary of $150,000, sales commissions, stock options and severance and other benefits. See "Management--Employment Agreements."

   On June 3, 1997, we entered into an Advisory Services Agreement with WK Technology Fund under which WK Technology Fund agreed that it would provide us with certain business advisory services and finder services to identify, evaluate and recommend outside director candidates. As compensation for these services, we agreed to issue WK Technology Fund a warrant to purchase 1,400,000 shares of common stock that vests monthly or immediately 30 days prior to the closing of this offering at an exercise price of $0.05 per share and a warrant to purchase 360,000 shares of common stock that was exercisable on the date of issuance at an exercise price of $0.05. As of March 31, 1999, WK Technology Fund had exercised the warrants with respect to 768,328 shares of common stock. The warrant covering the remaining 991,672 shares of common stock expires, if not earlier exercised, on the closing of this offering. The term of Advisory Services Agreement with respect to the business advisory service is four years and the term with respect to the finder services is one year. See "Principal Stockholders."

   In August 1998, we entered into an employment agreement with Mr. Heaps, our Chief Operating Officer Chief Financial Officer, General Counsel and Secretary. The agreement provides for an annual base salary of $180,000, stock options and severance and other benefits. See "Management--Employment Agreements."

   On February 24, 1998, we issued secured convertible subordinated promissory notes with an aggregate principal amount of $2,600,000 and warrants to purchase an aggregate of 59,266 shares of Series C preferred stock at an exercise price of $5.59, in a private placement debt and equity financing with certain of our stockholders. In connection with this financing we issued notes evidencing an aggregate principal amount of $2,000,000 and warrants to purchase an aggregate of 45,590 shares of Series C preferred stock to entities affiliated with WK Technology Fund. In addition, we issued a note in the principal amount of $100,000 and a warrant to purchase 2,279 shares of Series C preferred stock to Alice Wang, the spouse of Mr. Chang, one of our co-founders and Chief Executive Officer. Ms. Wang's promissory note has been paid in full. $2,050,000 of the promissory notes were converted into shares of Series C preferred stock on June 11, 1998. The warrants expire, if not earlier exercised, on the closing of this offering. See "Principal Stockholders."

   On June 11, 1998 and December 7, 1998, we sold an aggregate of 2,644,241 shares of Series C preferred stock, at a per share price of $6.58, in a private placement equity financing with certain of our stockholders. In connection with this financing we issued an aggregate of 312,194 shares in connection with the conversion of certain promissory notes by entities affiliated with WK Technology Fund. We also entered into a voting agreement with certain of our stockholders in connection with the sale of its Series C preferred stock. In connection with the voting agreement, we issued warrants to purchase 101,000 shares of our Series C preferred stock at an exercise price of $6.58 per share to each of (1) WK Technology Fund III; and (2) The Goldman Sachs Group, L.P., a principal stockholder, of whose affiliate, Goldman Sachs (Asia) Limited, Ms. Lin, one of our directors, is an Executive Director. Each warrant is exercisable only in the event the other warrant holder and its affiliated entities convert at least 258,000 shares of Series C preferred stock into common stock and expires, if not earlier exercised, on the closing of this offering. Neither warrant is exercisable at this time. See "Principal Stockholders."

   On December 7, 1998, we entered into an agreement with Intel Corporation under which we agreed to collaborate on certain technical, public relations and marketing activities. We agreed to allow Intel to purchase our products at certain prices. Intel can terminate the agreement at its convenience after September 30, 1999, without cause and both parties can terminate the agreement for cause upon giving a 30-day notice and allowing for a 60-day cure period. Intel is one of our principal stockholders. See "Principal Stockholders."

   We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and executive officers.

   We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 1999, and as adjusted to reflect the sale of our common stock offered hereby by: (1) each stockholder who is known by us to own beneficially more than 5% of our common stock; (2) each of our Named Executive Officers; (3) each of our directors; and (4) all of our directors and executive officers as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law.

                                                         Percentage of Shares
                                                            Outstanding(1)
                                                        ----------------------
                                    Number of Shares    Before the  After the
Name of Beneficial Owner          Beneficially Owned(1)  Offering  Offering(2)
------------------------          --------------------- ---------- -----------
WK Technology Funds(3)...........       5,072,732         22.74%          %
1998 Wang/Chang Family Revocable
 Trust(4)........................       2,667,708         11.96
1998 Vargo Family Trust(5).......       2,580,000         11.57
The Goldman Sachs Group,
 L.P.(6).........................       2,127,658          9.54
Intel Corporation(7).............       1,519,756          6.81
Jerry Shaw-Yau Chang(8)..........       2,667,708         11.96
Richard J. Heaps(9)..............               0             *
Michael F. Vargo(10).............       2,580,000         11.57
Mark E. McIlvane(11).............         345,360          1.52
Heidi H. Bersin(12)..............         506,250          2.26
Mong Hong (Mahan) Wu(13).........         491,666          2.20
Wen Chang Ko(14).................       6,872,732         30.82
Syaru Shirley Lin(15)............       2,127,658          9.54
All officers and directors as a
 group (8 persons)(16)...........      15,591,374         68.29

---------------------
  * Represents beneficial ownership of less than one percent of the common stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership based on 22,302,944 shares of common stock outstanding as of March 31, 1999 (including 1,084,806 shares issuable upon exercise of warrants), together with applicable options for such stockholder. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 31, 1999, are not deemed outstanding for computing the percentage ownership of any other person.
 (2) After giving effect to the issuance of      shares of common stock offered
     hereby (assuming no exercise of the underwriters' over-allotment option).
 (3) The address of record for each of the WK Technology Funds is c/o Ms. Leslie Kuo, 10th floor, No. 115, Sec. 3 Ming Sheng East Road, Taipei, Taiwan. Consists of 556,028 shares held by and 14,838 shares issuable pursuant to a warrant held by WK Global Fund Ltd., 763,130 shares held by and 1,005,798 shares issuable pursuant to warrants held by WK Technology Fund, 684,374 shares held by and 11,126 shares issuable pursuant to a warrant held by WK Technology Fund II, 817,618 held by shares and 17,806 shares issuable pursuant to a warrant held by WK Technology Fund III, 587,176 shares held by and 14,838 shares issuable pursuant to a warrant held by WK Technology Fund IV and 600,000 shares held by WK Technology Fund V. If not previously exercised, such warrants will expire upon the closing of the offering. Mr. Ko is the chairman and a beneficial owner of each of the above entities to the extent of his proportional partnership interest.
 (4) The address of record for the 1998 Wang/Chang Family Revocable Trust is c/o Clarent Corporation, 700 Chesapeake Drive, Redwood City, California 94063. Consists of 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust and 3,708 shares issuable pursuant to a warrant held by Alice Wang, one of the trustees of the 1998 Wang/Chang Family Revocable Trust. If not previously exercised, such warrant will expire upon the closing of the offering.

 (5) The address of record for the 1998 Vargo Family Trust is c/o Clarent Corporation, 700 Chesapeake Drive, Redwood City, California 94063.
 (6) The address of record for The Goldman Sachs Group, L.P. is c/o Goldman Sachs Group, L.P., 47/F 1 New York Plaza, New York, NY 10004, attention Richard Friedman. Consists of 1,519,756 shares held by The Goldman Sachs Group, L.P., 140,930 shares held by the Bridge Street Fund 1998, L.P. and 466,972 shares held by the Stone Street Fund 1998, L.P. The Bridge Street Fund 1998, L.P. and the Stone Street Fund 1998, L.P. are affiliates of The Goldman Sachs Group, L.P. (Goldman Group). The Goldman Group is the general partner, managing general partner or investment manager of these funds. The Goldman Group disclaims beneficial ownership of the shares owned by these investment partnerships to the extent attributable to partnership interests therein held by persons other than the Goldman Group and its affiliates. Each of these investment partnerships shares voting and investment power with certain of its respective affiliates.
 (7) The address of record for Intel Corporation is 2200 Mission Boulevard, Santa Clara, California 95052.
 (8) Consists of 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust, of which Mr. Chang is a trustee, and 3,708 shares issuable pursuant to a warrant held by Alice Wang, Mr. Chang's spouse. If not previously exercised, such warrant will expire upon the closing of the offering.
 (9) None of the options held by Mr. Heaps are exercisable within 60 days of March 31, 1999.
(10) Consists of 2,580,000 shares held by the 1998 Vargo Family Trust, of which Mr. Vargo is a trustee.
(11) Consists of 345,360 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.
(12) Consists of 393,750 shares held by the Bersin Family Trust, of which Ms. Bersin is a trustee. Also includes 112,500 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.
(13) Consists of 421,664 shares held by Mr. Wu and 70,002 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.
(14) Includes 4,008,326 shares held by and 1,064,406 shares issuable pursuant to warrants held by the WK Technology Funds. Mr. Ko is the Chairman of the WK Technology Funds. Mr. Ko disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.
(15) Consists of 2,127,658 shares held by The Goldman Sachs Group, L.P. and its affiliated entities. Ms. Lin disclaims beneficial ownership of these shares.
(16) Includes an aggregate of 527,862 shares issuable pursuant to options exercisable within 60 days of March 31, 1999. Also includes an aggregate of 4,008,326 shares held by the WK Technology Funds, 2,664,000 shares held by the 1998 Wang/Chang Family Revocable Trust, 2,580,000 shares held by the 1998 Vargo Family Trust, 393,750 shares held by the Bersin Family Trust, 2,127,658 shares held by The Goldman Sachs Group, L.P. and its affiliated entities, 1,064,406 shares issuable pursuant to warrants held by the WK Technology Funds and 3,708 shares issuable pursuant to a warrant held by Alice Wang.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the shares offered hereby, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of March 31, 1999, there were 22,302,944 shares of common stock outstanding held of record by approximately 107 stockholders after giving effect to the exercise of warrants for shares of common stock, on an as-
converted basis. There will be      shares of common stock outstanding
(assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after March 31,
1999) after giving effect to the sale of the shares of common stock offered hereby.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

Preferred Stock

   Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing any change in control without further action by the stockholders and may adversely affect the voting and other rights of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

   The holders of 20,825,616 shares of common stock (Registrable Securities), including 1,084,806 shares issuable upon exercise of warrants, or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of Registrable Securities. Subject to certain limitations in this agreement, the holders of the Registrable Securities may require, on two occasions at any time after one year from the effective date of this offering, that we use our best efforts to register the Registrable Securities, except for the 5,244,000 shares held by the founders, for public resale, provided that the proposed aggregate offering price exceeds $10,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of such registrations must be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, relating to Registrable Securities must be borne by the holders of the securities being registered.

Delaware Law and Certain Charter Provisions

   We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders. In addition, upon completion of this offering, certain provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management, which could harm the market price of our common stock. Our stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could harm the market value of the common stock. We have no present plan to issue shares of preferred stock.

California Foreign Corporation Law

   Pursuant to section 2115 (Section 2115) of the California Corporations Code (California Code), under certain circumstances certain provisions of the California Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. Such corporations are referred to herein as "quasi-California" corporations. Section 2115 applies to foreign corporations which have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Code, a corporation is prohibited from paying dividends unless (1) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or (2) (a) the assets of the corporation (exclusive of certain non-tangible assets) equal or exceed 1 1/4 times its liabilities (exclusive of certain liabilities), and (b) the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities. Following this offering, we will be exempt from the application of Section 2115 until January 1, 2000, and thereafter in the event that more than half of our voting stock is held by stockholders with residences outside of California or is held by more than 800 persons.

Transfer Agent and Registrar

   Norwest Bank Minnesota, N.A. has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

   After this offering, we will have outstanding      shares of common stock.
Of these shares, the     shares to be sold in this offering (     shares if the
underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "Affiliates" of Clarent, as that term is defined in Rule 144 under the Securities Act.

   The remaining 22,302,944 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 (Restricted Shares). We issued and sold the Restricted Shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   Pursuant to certain "lock-up" agreements between our stockholders and either Clarent or the underwriters, all of the holders of the Restricted Shares have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any common stock of Clarent or security convertible into, or exchangeable or exercisable for any security of Clarent for a period of 180 days from the date of this offering. However, if the holder of the Restricted Shares is an individual, he or she may transfer any such securities either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this offering. On the date of the expiration of the lock-up agreements, all of the Restricted Shares will be eligible for immediate sale (of which 18,301,030 shares will be subject to certain volume, manner of sale and other limitations under Rule 144).

   Following the expiration of such lock-up periods, certain shares issued upon exercise of options we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with certain restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an Affiliate) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an Affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We intend to file, after the effective date of this offering, a Registration Statement on Form S-8 to register approximately 10,831,842 shares of common stock reserved for issuance under the 1999 Amended and Restated Equity Incentive Plan, the 1999 Non-Employee Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan. The Registration Statement will become effective automatically upon filing. Shares issued under the foregoing Plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, case of certain holders, to the Rule 144 limitations applicable to Affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

   In addition, following this offering, the holders of 20,825,616 shares of common stock, including 1,084,806 shares issuable upon exercise of warrants, will, under certain circumstances, have rights to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights of Certain Holders."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated , 1999, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
        Underwriter                                                     Shares
        -----------                                                    ---------
   Credit Suisse First Boston Corporation.............................
   BancBoston Robertson Stephens Inc..................................
   Thomas Weisel Partners LLC.........................................
   U.S. Bancorp Piper Jaffray Inc.....................................
                                                                         ----
     Total............................................................
                                                                         ====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to        additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                                            Total
                                                -----------------------------
                                                   Without          With
                                      Per Share Over-Allotment Over-Allotment
                                      --------- -------------- --------------
   Underwriting discounts and
    commissions payable by us........
   Expenses payable by us............

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We and our officers and directors and certain other stockholders and option holders have agreed not to offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or , file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price up to     shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities, under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq National Market.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the representatives; the history and the prospects for the industry in which we will compete; the ability of our management; our prospects for future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has co-managed eighteen public offerings of equity securities and has acted as an underwriter in an additional seven public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (Exchange Act). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent and (3) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts names herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors and with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1997 and 1998 and the period from July 2, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, as set forth in their report, included in this prospectus and registration statement. Our consolidated financial statements are included in this prospectus and registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   A registration statement on Form S-1, including amendments thereto, relating to the common stock offered hereby has been filed by us with the Commission. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the Commission upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                              CLARENT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors........................... F-2

Consolidated Balance Sheets................................................. F-3

Consolidated Statements of Operations....................................... F-4

Consolidated Statement of Stockholders' Equity.............................. F-5

Consolidated Statements of Cash Flows....................................... F-7

Notes to Consolidated Financial Statements.................................. F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Clarent Corporation

   We have audited the accompanying consolidated balance sheets of Clarent Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 2, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from July 2, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
February 12, 1999,
except for the second paragraph of Note 4 and Note 12, as to which the date is April , 1999


--------------------------------------------------------------------------------

   The foregoing report is in the form that will be signed upon the effectiveness of the stock split and the approval of the Certificate of Incorporation in the state of Delaware as discussed in Note 12 to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 9, 1999

                              CLARENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                    Pro forma
                                                                  stockholders'
                                                  December 31,      equity at
                                                 ---------------  December 31,
                                                  1997    1998        1998
                                                 ------  -------  -------------
                                                                   (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents..................... $  474  $11,903
  Accounts receivable, net of allowance for
   doubtful accounts of $38 and $807 at December
   31, 1997 and 1998, respectively..............    777    6,943
  Inventories...................................    889    3,620
  Prepaid expenses and other current assets.....    125      478
                                                 ------  -------
    Total current assets........................  2,265   22,944
Property and equipment, net.....................    543    2,233
Other assets....................................     10      --
                                                 ------  -------
                                                 $2,818  $25,177
                                                 ======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................. $  506  $ 2,905
  Short-term borrowings.........................    --     2,500
  Settlement expense accrual....................    570      --
  Deferred revenue..............................    155    4,414
  Other accrued liabilities.....................    253    1,594
                                                 ------  -------
    Total current liabilities...................  1,484   11,413
Commitments
Stockholders' equity:
 Convertible preferred stock, $0.001 par value,
  issuable in series (aggregate liquidation
  preference of $21,119):
  Authorized shares--8,000,000 at December 31,
   1997 and 1998 and pro forma
  Issued and outstanding shares--4,220,000 in
   1997, 6,864,241 in 1998 and none pro forma...  3,685   21,024     $   --
 Common stock: $0.001 par value:
  Authorized shares--50,000,000 at December 31,
   1997 and 1998 and pro forma
  Issued and outstanding shares--5,401,000 in
   1997, 7,129,076 in 1998 and 20,857,558 pro
   forma........................................     27    2,389      23,413
 Deferred compensation..........................    --    (1,771)     (1,771)
 Notes receivable from stockholders.............     (9)     --          --
 Accumulated other comprehensive loss...........    (34)     (68)        (68)
 Accumulated deficit............................ (2,335)  (7,810)     (7,810)
                                                 ------  -------     -------
    Total stockholders' equity..................  1,334   13,764     $13,764
                                                 ------  -------     -------
                                                 $2,818  $25,177
                                                 ======  =======

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                               Period from
                                               July 2, 1996    Year ended
                                              (inception) to  December 31,
                                               December 31,  ----------------
                                                   1996       1997     1998
                                              -------------- -------  -------
Net revenue..................................     $ --       $ 3,359  $14,647
Cost of revenue..............................       --         1,189    6,653
                                                  -----      -------  -------
    Gross profit.............................       --         2,170    7,994
Operating expenses:
  Research and development...................       136        1,044    3,356
  Sales and marketing........................       --         2,046    7,099
  General and administrative.................       140          639    2,484
  Amortization of deferred compensation......       --           --       522
  Settlement expense.........................       --           570      --
                                                  -----      -------  -------
    Total operating expenses.................       276        4,299   13,461
                                                  -----      -------  -------
Loss from operations.........................      (276)      (2,129)  (5,467)
Other income (expense):
  Interest income............................       --            70      204
  Interest expense...........................       --           --      (172)
                                                  -----      -------  -------
    Total other income.......................       --            70       32
                                                  -----      -------  -------
Loss before income taxes.....................      (276)      (2,059)  (5,435)
Provision for income taxes...................       --           --       (40)
                                                  -----      -------  -------
Net loss.....................................     $(276)     $(2,059) $(5,475)
                                                  =====      =======  =======
Historical basic and diluted net loss per
 share.......................................       N/A      $ (2.14) $ (1.52)
                                                  =====      =======  =======
Shares used to compute historical basic and
 diluted net loss per share..................       --           962    3,604
                                                  =====      =======  =======
Pro forma basic and diluted net loss per
 share.......................................                         $ (0.39)
                                                                      =======
Shares used to compute pro forma basic and
 diluted net loss per share..................                          14,108
                                                                      =======


                            See accompanying notes.

                              CLARENT CORPORATION

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     (in thousands, except share amounts)

                     Convertible                                       Notes                    Accumulated
                   Preferred Stock    Common Stock                   Receivable                    Other
                   ---------------- ------------------   Deferred       from     Comprehensive Comprehensive Accumulated
                    Shares   Amount   Shares    Amount Compensation Stockholders     Loss          Loss        Deficit
                   --------- ------ ----------  ------ ------------ ------------ ------------- ------------- -----------
Issuance of
restricted common
stock to founders
in exchange for
cash, technology,
debt forgiveness
and stockholder
receivables......        --  $ --    7,400,000   $37      $ --          $(11)       $   --         $--         $  --
Issuance of
Series A
convertible
preferred stock,
net of issuance
costs of $8......  1,000,000   492         --    --         --           --             --          --            --
Net loss.........        --    --          --    --         --           --             --          --           (276)
                   --------- -----  ----------   ---      -----         ----        -------        ----        ------
Balances as of
December 31,
1996.............  1,000,000   492   7,400,000    37        --           (11)           --          --           (276)
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27.....  3,220,000 3,193         --    --         --           --             --          --            --
Exercise of
common stock
options..........        --    --        1,000   --         --           --             --          --            --
Repurchase of
common stock.....        --    --   (2,000,000)  (10)       --             2            --          --            --
Comprehensive
income:
 Net loss........        --    --          --    --         --           --         $(2,059)        --         (2,059)
 Foreign currency
 translation
 adjustment......        --    --          --    --         --           --             (34)        (34)          --
                                                                                    -------
Comprehensive
loss.............        --    --          --    --         --           --         $(2,093)        --            --
                   --------- -----  ----------   ---      -----         ----        =======        ----        ------
Balances as of
December 31, 1997
(carried
forward).........  4,220,000 3,685   5,401,000    27        --            (9)                       (34)       (2,335)
                       Total
                   Stockholders'
                      Equity
                   -------------
Issuance of
restricted common
stock to founders
in exchange for
cash, technology,
debt forgiveness
and stockholder
receivables......     $   26
Issuance of
Series A
convertible
preferred stock,
net of issuance
costs of $8......        492
Net loss.........       (276)
                   -------------
Balances as of
December 31,
1996.............        242
Issuance of
Series B
convertible
preferred stock,
net of issuance
costs of $27.....      3,193
Exercise of
common stock
options..........        --
Repurchase of
common stock.....         (8)
Comprehensive
income:
 Net loss........     (2,059)
 Foreign currency
 translation
 adjustment......        (34)
Comprehensive
loss.............        --
                   -------------
Balances as of
December 31, 1997
(carried
forward).........      1,334

                            See accompanying notes.

                              CLARENT CORPORATION

                     (in thousands, except share amounts)

                      Convertible                                       Notes                    Accumulated
                    Preferred Stock    Common Stock                   Receivable                    Other
                   ----------------- -----------------    Deferred       from     Comprehensive Comprehensive Accumulated
                    Shares   Amount   Shares    Amount  Compensation Stockholders     Loss          Loss        Deficit
                   --------- ------- ---------  ------  ------------ ------------ ------------- ------------- -----------
Balances as of
December 31, 1997
(brought
forward).........  4,220,000 $ 3,685 5,401,000  $   27    $   --        $  (9)                      $(34)       $(2,335)
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159....  2,278,650  14,834       --      --         --          --         $   --          --             --
Issuance of
Series C
preferred stock
for settlement
expense..........     45,592     300       --      --         --          --             --          --             --
Conversion of
Series C bridge
notes and related
accrued interest
of $56 to Series
C preferred
stock, net of
issuance costs of
$129.............    319,999   1,977       --      --         --          --             --          --             --
Issuance of
warrants in
conjunction with
Series C bridge
financing........        --      228       --      --         --          --             --          --             --
Exercise of
common stock
options..........        --      --  1,064,748      36        --          --             --          --             --
Exercise of
common stock
warrants.........        --      --    768,328      38        --          --             --          --             --
Repurchase of
common stock.....        --      --   (105,000)     (5)       --          --             --          --             --
Forgiveness of
stockholder notes
receivable.......        --      --        --      --         --            9            --          --             --
Deferred
compensation
related to grant
of stock
options..........        --      --        --    2,293     (2,293)        --             --          --             --
Amortization of
deferred
compensation.....        --      --        --      --         522         --             --          --             --
Comprehensive
loss:
 Net loss........        --      --        --      --         --          --         $(5,475)        --          (5,475)
 Foreign currency
 translation
 adjustment......        --      --        --      --         --          --             (34)        (34)           --
                                                                                     -------
Comprehensive
loss.............        --      --        --      --         --          --         $(5,509)        --             --
                   --------- ------- ---------  ------    -------       -----        =======        ----        -------
Balances as of
December 31,
1998.............  6,864,241 $21,024 7,129,076  $2,389    $(1,771)      $ --                        $(68)       $(7,810)
                   ========= ======= =========  ======    =======       =====                       ====        =======
                       Total
                   Stockholders'
                      Equity
                   -------------
Balances as of
December 31, 1997
(brought
forward).........     $ 1,334
Issuance of
Series C
convertible
preferred stock,
net of issuance
costs of $159....      14,834
Issuance of
Series C
preferred stock
for settlement
expense..........         300
Conversion of
Series C bridge
notes and related
accrued interest
of $56 to Series
C preferred
stock, net of
issuance costs of
$129.............       1,977
Issuance of
warrants in
conjunction with
Series C bridge
financing........         228
Exercise of
common stock
options..........          36
Exercise of
common stock
warrants.........          38
Repurchase of
common stock.....          (5)
Forgiveness of
stockholder notes
receivable.......           9
Deferred
compensation
related to grant
of stock
options..........           -
Amortization of
deferred
compensation.....         522
Comprehensive
loss:
 Net loss........      (5,475)
 Foreign currency
 translation
 adjustment......         (34)
Comprehensive
loss.............         --
                   -------------
Balances as of
December 31,
1998.............     $13,764
                   =============

                            See accompanying notes.

                              CLARENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                Period from
                                                July 2, 1996    Year ended
                                               (inception) to  December 31,
                                                December 31,  ----------------
                                                    1996       1997     1998
                                               -------------- -------  -------
Operating activities
Net loss......................................     $(276)     $(2,059) $(5,475)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization...............         9           82      516
  Amortization of deferred compensation.......       --           --       522
  Interest expense from warrant issued in
   conjunction with Series C bridge notes.....       --           --        99
  Preferred stock issued for interest
   payable....................................       --           --        56
  Forgiveness of stockholder notes
   receivable.................................       --           --         9
  Changes in operating assets and liabilities:
    Accounts receivable.......................       --          (777)  (6,166)
    Inventories...............................       --          (889)  (2,731)
    Prepaid expenses and other current
     assets...................................        (1)        (124)    (353)
    Other assets..............................       (10)         --        10
    Accounts payable and accrued liabilities..         2        1,327    3,470
    Deferred revenue..........................       --           155    4,259
                                                   -----      -------  -------
Net cash used in operating activities.........      (276)      (2,285)  (5,784)
Investing activities
Purchases of property and equipment...........       (95)        (539)  (2,206)
                                                   -----      -------  -------
Net cash used in investing activities.........       (95)        (539)  (2,206)
Financing activities
Proceeds from short-term borrowings...........       --           --     2,500
Proceeds from Series C bridge notes...........       --           --     2,600
Principal payment on Series C bridge notes....       --           --      (550)
Proceeds from issuance of common stock........        37           (8)      69
Net proceeds from issuance of preferred
 stock........................................       492        3,193   14,834
Issuance of stockholder notes receivable......       (11)         --       --
                                                   -----      -------  -------
Net cash provided by financing activities.....       518        3,185   19,453
                                                   -----      -------  -------
Effect of exchange rate changes on cash and
 cash equivalents.............................       --           (34)     (34)
                                                   -----      -------  -------
Net increase in cash and cash equivalents.....       147          327   11,429
Cash and cash equivalents at beginning of pe-
 riod.........................................       --           147      474
                                                   -----      -------  -------
Cash and cash equivalents at end of period....     $ 147      $   474  $11,903
                                                   =====      =======  =======

                            See accompanying notes.

                              CLARENT CORPORATION

                                 (in thousands)

                                                    Period from
                                                    July 2, 1996
                                                    (inception)   Year ended
                                                         to      December 31,
                                                    December 31, -------------
                                                        1996     1997   1998
                                                    ------------ -------------
Supplemental disclosure of cash flow information
Cash paid for interest.............................     $--      $ --  $    28
                                                        ====     ===== =======
Supplemental disclosure of noncash financing
 activities
Issuance of common stock for technology............     $ 37     $ --  $   --
                                                        ====     ===== =======
Issuance of common stock for note receivable.......     $ 11     $ --  $   --
                                                        ====     ===== =======
Repurchase of common stock in exchange for
 forgiveness of note receivable....................     $--      $   2 $   --
                                                        ====     ===== =======
Conversion of Series C bridge notes to Series C
 preferred stock, less unamortized cost of related
 preferred stock warrant...........................     $--      $ --  $ 1,921
                                                        ====     ===== =======
Issuance of preferred stock for settlement
 expense...........................................     $--      $ --  $   300
                                                        ====     ===== =======


                            See accompanying notes.

                              CLARENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. The Company and Summary of Significant Accounting Policies

The Company

   Clarent Corporation (Company) was incorporated in the state of California on July 2, 1996. The Company designs, develops and sells Internet Protocol (IP) telephony systems to telecommunications service providers.

   The Company has incurred operating losses to date, including a net loss of approximately $5,475,000 for the year ended December 31, 1998.

   The Company anticipates additional equity funding will be needed in order to finance its expected operations for the year ending December 31, 1999, as well as to fund its existing obligations. If additional equity funding is not available, management believes, based on anticipated obligations, that available resources will be sufficient to enable the Company to meet its obligations through at least December 31, 1999. If anticipated operations are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company has export sales from the United States and has operations in Taiwan and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

   Revenue is recognized at the time of shipment of the products and when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. Revenue from services is recognized when the services are performed. Amounts received in advance of satisfying revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets.

Concentrations of Credit Risk and Credit Evaluations

   Financial instruments which subject the Company to concentrations of credit risk primarily consist of cash and trade accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing. The Company's receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses and such losses to date have been within management's expectations.

   A limited number of customers have historically accounted for a substantial portion of the Company's revenue. Two customers accounted for 44% and 35% of the Company's revenue for the year ended December 31, 1997. Two customers accounted for 36% and 12% of net revenue for the year ended December 31, 1998. Sales of the Company's products and contracts for its technology will vary as a result of

                              CLARENT CORPORATION
fluctuations in market demand for such products and technology. Further, the markets in which the Company competes are characterized by rapid technological change and increasing competition.

Cash Equivalents

   Cash equivalents consist of money market funds. For purposes of the accompanying statements of cash flows, the Company considers all such liquid instruments with an original maturity date of three months or less to be cash equivalents. The fair value, based on quoted market prices of the cash equivalents, is substantially equal to their carrying value at December 31, 1997 and 1998.

Inventories

   Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of the following:

                                                                      December 31,
                                                                     -------------
                                                                      1997   1998
                                                                     ------ ------
                                                                    (in thousands)
       Raw materials................................................ $392 $2,529
       Finished goods...............................................  497  1,091
                                                                     ---- ------
                                                                     $889 $3,620
                                                                     ==== ======

Property and Equipment

   The Company records computer equipment and furniture at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Software Development Costs

   Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

Advertising Expenses

   The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 1996, 1997 and 1998 were approximately $0, $319,000, and $706,000, respectively.

                              CLARENT CORPORATION

Foreign Currency Translation

   Assets and liabilities of Clarent's wholly owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations.

Comprehensive Income (Loss)

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components, requiring foreign currency translation adjustments, which currently are reported in stockholders' equity, to be included in other comprehensive income/loss. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. At December 31, 1997 and 1998, the Company's accumulated other comprehensive loss consisted entirely of cumulative translation adjustments.

Recent Accounting Pronouncements

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize certain qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company is required to adopt SOP 98-1 effective January 1, 1999. The Company does not currently expect the adoption of SOP 98-1 to be material to its consolidated financial position or results of operations.

   In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence (VSOE) exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000.

2. Related Party Transactions

   In June 1997, the Company entered into an agreement for advisory services with WK Technology Fund, a Taiwanese corporation, one of whose principals is a member of Clarent's board of directors. The advisory services primarily relate to business strategy for Clarent and are to be performed over a four-year term. As consideration for the advisory services, the Company granted to WK Technology Fund a warrant to purchase up to 1,400,000 shares of the Company's common stock at an exercise price of $0.05 per share. On the 6-month anniversary of the warrant effective date, 175,000 of the warrants vested with the remaining warrants vesting ratably over the subsequent 42 months or immediately 30 days prior to the closing of the Company's public offering. The warrant has a life of five years. At the date of grant, the value ascribed to this warrant was immaterial for financial statement purposes. During 1998, WK Technology Fund exercised the option to purchase 408,328 shares of the Company's common stock under this warrant.

   Also in June 1997, the Company entered into another agreement for certain services with WK Technology Fund. These services were to assist the Company in identifying, evaluating, and recommending an outside director for the Company. Under the terms of this agreement, the Company is to grant to WK Technology Fund a fully vested warrant to purchase up to 360,000 shares of the Company's common stock at $0.05 per share upon the successful identification, evaluation, and recommendation of an outside director of the Company. In

                              CLARENT CORPORATION

February 1998, WK Technology Fund was successful in obtaining an outside director for the Company, and was granted the aforementioned warrant. The fair market value of the Company's common stock on the date of this grant was $0.05 per share. At the date of the grant, the value ascribed to this warrant was immaterial for financial statement purposes. During 1998, WK Technology Fund exercised the option to purchase 360,000 shares of the Company's common stock under this warrant.

   In December 1998, the Company issued a warrant to purchase up to 101,000 shares of the Company's Series C preferred stock to both WK Technology Fund and another Series C investor. These warrants are only exercisable upon the early conversion of Series C preferred stock into common stock by certain other Series C preferred stock investors. Upon such an event, one warrant for 101,000 shares will become exercisable and the other warrant for 101,000 shares will be canceled. The warrants have an exercise price of $6.58 per share, and have a contractual life of five years. As of December 31, 1998, no value was ascribed to these warrants as they are only exercisable based on future events which are not currently deemed probable.

3. Property and Equipment

   Property and equipment consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               ------- --------
                                                               (in thousands)
Computer hardware and software................................ $  473  $  1,415
Office equipment, furniture, and fixtures.....................    108     1,204
Leasehold improvements........................................     53       221
                                                               ------  --------
                                                                  634     2,840
Less accumulated depreciation and amortization................    (91)     (607)
                                                               ------  --------
                                                               $  543  $  2,233
                                                               ======  ========

4. Short-Term Borrowings

   In February 1998, the Company obtained $2,600,000 in bridge financing from certain investors and other parties. The financing was obtained via promissory notes convertible into shares of the Company's Series C preferred stock issued by the Company. In conjunction with this bridge financing, the Company issued to the bridge financing investors warrants to purchase 59,266 shares of the Company's Series C preferred stock at an exercise price of $5.593 per share. The warrants have a contractual life of 10 years. As of the date of this grant, the value ascribed to the warrants was approximately $228,000, of which approximately $99,000 was recorded by the Company as additional interest expense over the period the debt was outstanding. The remaining $129,000 was recorded as issuance costs upon the conversion to Series C preferred stock. The effective interest rate of the bridge promissory notes, as adjusted for the ascribed value of the bridge financing warrants, was approximately 24.3%. In June 1998, $2,050,000 of the bridge financing and approximately $56,000 of related accrued interest was converted into 319,999 shares of the Company's Series C preferred stock. The Company repaid the remaining $550,000 of the bridge financing and all related accrued interest in June 1998.

   In May 1998, the Company established a $5,000,000 line of credit with a financial institution. The interest rate on this credit facility is variable and is equal to one-half of one percentage point above the prime rate (8.5% in total at December 31, 1998). Under the terms of this arrangement, the Company is to pay an additional, pro-rated fee of 0.4% of all advances drawn in excess of $3,000,000. In addition, borrowings under this arrangement are limited to the Company's eligible receivable base. The terms of the line-of-credit agreement establish certain affirmative and negative covenants, under which the Company must maintain certain financial ratios and corporate reporting practices, respectively. The Company failed to meet certain

                              CLARENT CORPORATION
financial ratios required to be maintained under the line of credit agreement as of December 31, 1998. The financial institution waived these events of default. On February 16, 1999, the financial institution increased the line of credit, including a $3,000,000 equipment line, to $10,000,000 and revised the ratios. Borrowings under the line of credit are secured by substantially all assets of the Company. At December 31, 1998, $2,500,000 was outstanding under this line of credit. The line of credit agreement expires February 16, 2000.

5. Settlement Expense

   In November 1997, Wherever Computer Technology Co., Ltd. ("Wherever") filed a complaint against the Company seeking to enforce a distributorship agreement between Wherever and the Company or, in the alternative, for damages claimed in connection with the breach of the distributorship agreement. On February 13, 1998, the Company's board of directors approved a settlement agreement with Wherever. Under the terms of the agreement, the Company made an initial cash payment to Wherever of $50,000, a cash payment to Wherever of $200,000 in September 1998 and granted Wherever a 5% increase in the existing discount Wherever receives applicable to a specific quantity of purchases of the Company's products. In addition, under the terms of the settlement agreement, the Company issued 45,592 shares of Series C preferred stock to Wherever at $6.58 per share on August 12, 1998.

6. Income Taxes

   The provision for income taxes of approximately $40,000 for 1998 consists entirely of foreign income taxes provided on the profits attributable to the Company's foreign operations. Due to operating losses and the Company's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for 1997 or 1996.

   The difference between the provision for income taxes and the amount computed by applying the Federal statutory income tax rate (34%) to income before taxes is explained below:

                                              Period from
                                              July 2, 1996      Year ended
                                             (inception) to     December 31,
                                              December 31,    ---------------
                                                  1996         1997     1998
                                              ------------    -----    ------
                                                       (in thousands)
Tax (benefit) at Federal statutory rate......     $(94)       $(700)  $(1,848)
Loss for which no tax benefit is currently
 recognizable................................       94          700     1,848
Foreign tax..................................       --           --        40
                                                  ----        -----   -------
Total provision..............................     $--         $ --    $    40
                                                  ====        =====   =======

                              CLARENT CORPORATION

   Significant components of the Company's deferred tax assets are as follows:

                                                                 December 31,
                                                                 --------------
                                                                 1997    1998
                                                                 ------ -------
                                                                 (in thousands)
Deferred tax assets:
 Net operating loss carryforwards............................... $ 524  $   798
 Tax credit carryforwards.......................................   --       200
 Deferred revenue...............................................   --     1,061
 Accruals and reserves not currently deductible.................   376      949
                                                                 -----  -------
Total deferred tax assets.......................................   900    3,008
Valuation allowance.............................................  (900)  (3,008)
                                                                 -----  -------
Net deferred tax assets......................................... $ --   $   --
                                                                 =====  =======

   Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $800,000 and $2,108,000 during the years ended December 31, 1997, and 1998, respectively.

   As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $2,000,000 and $1,400,000, respectively. As of December 31, 1998, the Company also had research and development tax credit carryforwards of approximately $200,000. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004 through 2018, if not utilized.

   Utilization of the pre 1998 net operating loss and tax credit carryforwards is subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation results in the expiration of an immaterial amount of 1996 net operating loss carryforwards before utilization. Future ownership changes may also subject the post 1997 net operating loss and tax credit carryforwards to an annual limitation on utilization.

7. Employee Benefit Plan

   The Company has a pretax savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plan. For the period from July 2, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, the Company made no matching contributions and incurred immaterial expenses related to the plan.

8. Commitments

Leases

   The Company leases its principal office under a noncancelable operating lease agreement that expires in 2003.

                              CLARENT CORPORATION

   As of December 31, 1998, minimum lease payments under all noncancelable lease agreements with initial terms in excess of one year were as follows (in thousands):

                                                                       Operating
      Year ended December 31,                                           Leases
      -----------------------                                          ---------
       1999...........................................................  $1,298
       2000...........................................................     848
       2001...........................................................     821
       2002...........................................................     836
       2003...........................................................     857
                                                                        ------
      Total minimum lease payments....................................  $4,660
                                                                        ======

   Rent expense was approximately $24,000 for the period from July 2, 1996 (inception) to December 31, 1996, and $81,000 and $492,000 for the years ended December 31, 1997 and 1998, respectively. At December 31, 1998, the Company's aggregate future minimum rentals to be received under noncancelable subleases is approximately $350,000.

9. Stockholders' Equity

Convertible Preferred Stock

   Convertible Preferred Stock at December 31, 1997 and 1998 is as follows:

                                                              Shares Issued and
                                                                 Outstanding
                                                             -------------------
                                                                December 31,
                                                  Authorized -------------------
Series                                              Shares     1997      1998
------                                            ---------- --------- ---------
 A............................................... 1,000,000  1,000,000 1,000,000
 B............................................... 3,300,000  3,220,000 3,220,000
 C............................................... 2,650,000        --  2,644,241
 Undesignated.................................... 1,050,000        --        --
                                                  ---------  --------- ---------
Total Preferred Stock............................ 8,000,000  4,220,000 6,864,241
                                                  =========  ========= =========

   Each share of Series A, B, and C preferred stock is convertible into common stock at the exchange rate in effect at the time of conversion, currently two-for-one, and is subject to adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to the Company are at least $20,000,000 with a minimum offering price of $10.00 per share.

   Each holder of Series A, B, and C preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible. For so long as at least 500,000 shares of Series C preferred stock (subject to adjustment for any stock split, reverse split, or other similar event affecting the Series C preferred stock) remain outstanding, the vote or written consent of at least a majority of the Series C preferred stock, voting as a separate series, shall be required to effect or validate specified corporate actions. For so long as at least 250,000 and 500,000 shares of Series A and Series B preferred stock (as adjusted), respectively, remain outstanding, the vote or written consent of the holders of the majority of the Series A and Series B preferred stock shall be required to effect or validate specified corporate actions. In certain instances, Series A and Series B vote together as a single series.

                              CLARENT CORPORATION

   Each holder of Series C preferred stock is entitled to receive, in preference to the holders of any Series A and Series B preferred stock and common stock, when and as declared by the board of directors, noncumulative cash dividends at an annual rate of $0.53 per share of Series C preferred stock. Thereafter, each holder of Series A and Series B preferred stock is entitled to receive, in preference to any holder of common stock, when and as declared by the board of directors, noncumulative cash dividends at an annual rate of $0.04 and $0.08 per share, respectively, on a pari passu basis.

   In the event of liquidation, before any distribution or payment is made to holders of Series A and Series B preferred stock, the holders of Series C preferred stock shall be entitled to a liquidation preference equal to $6.58 per share, plus all declared and unpaid dividends. Thereafter, before any distribution or payment is made to holders of common stock, the holders of Series A and Series B preferred stock shall be entitled to receive $0.50 and $1.00, respectively, plus all declared and unpaid dividends. Any remaining assets shall be distributed on a pro rata basis among the holders of common stock.

Common Stock

   In July 1996, 7,400,000 shares of common stock were issued to the Company's founders at $0.005 per share in exchange for cash, technology, debt forgiveness and stockholder notes receivable. The outstanding shares are subject to certain transfer restrictions. These shares are subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expires ratably over four years. In June 1997, 2,000,000 shares were repurchased. At December 31, 1998, 5,400,000 shares remain outstanding and 1,996,876 shares remain subject to repurchase.

Stock Option Plan

   During 1996, the Company adopted the 1996 Stock Option Plan (Option Plan). Under the Option Plan, an aggregate of up to 10,503,000 shares of the Company's common stock may be granted to directors, employees, and certain consultants. During 1998, the board of directors approved the increase of options available under the Option Plan by 3,303,000 shares. Under the Option Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest over a 48-month period and have a maximum term of 10 years. Certain stock options (Performance Options) issued under the Option Plan vest over a time period determined by the board of directors; however, the vesting could be accelerated based on achievement of certain performance criteria. As of December 31, 1998, the board of directors has granted Performance Options to purchase 492,000 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest ratably over a 48 month term.

                              CLARENT CORPORATION

   A summary of activity under the Option Plan is as follows:

                                         Options Outstanding
                             Shares    ------------------------   Weighted-
                           Available   Number of      Price        Average
                           for Grant     Shares     Per Share   Exercise Price
                           ----------  ----------  ------------ --------------
 Authorized...............  7,200,000         --            --         --
 Granted..................   (380,000)    380,000  $      0.025    $ 0.025
                           ----------  ----------
Balance at December 31,
 1996.....................  6,820,000     380,000  $      0.025    $ 0.025
 Granted.................. (5,040,000)  5,040,000  $0.025-$0.05    $ 0.032
 Exercised................        --       (1,000)          --         --
 Canceled.................    400,000    (400,000)          --         --
                           ----------  ----------
Balance at December 31,
 1997.....................  2,180,000   5,019,000  $0.025-$0.05    $0.0285
 Authorized...............  3,303,000         --            --         --
 Granted.................. (3,030,896)  3,030,896  $ 0.05-$1.00    $  0.62
 Exercised................        --   (1,064,748) $0.025-$1.00    $ 0.035
 Canceled.................    511,500    (511,500) $ 0.05-$0.35    $  0.13
                           ----------  ----------
Balance at December 31,
 1998.....................  2,963,604   6,473,648  $0.025-$1.00    $ 0.305
                           ==========  ==========

   The following table summarizes information concerning options outstanding and exercisable at December 31, 1998:

                          Options Outstanding            Options Exercisable
                  ------------------------------------ ------------------------
                                            Weighted-
                                             Average
                              Weighted-     Remaining              Weighted-
                  Number of    Average     Contractual Number of    Average
Exercise Price     Shares   Exercise Price    Life      Shares   Exercise Price
--------------    --------- -------------- ----------- --------- --------------
                                           (in years)
 $0.025.......... 1,608,796     $0.025        8.22      324,206      $0.025
 $0.05........... 2,491,252     $0.05         8.87      356,344      $0.05
 $0.35...........   520,500     $0.35         9.55       61,166      $0.35
 $0.75...........   929,100     $0.75         9.68          --          --
 $1.00...........   924,000     $1.00         9.84          --          --
                  ---------                             -------
                  6,473,648                             741,716
                  =========                             =======

Deferred Compensation

   The Company has recorded deferred compensation charges of approximately $2,293,000 for the year ended December 31, 1998, for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. These amounts are being amortized as charges to operations, using the accelerated method, over the vesting periods of the individual stock options, generally four years.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

   The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                              CLARENT CORPORATION

   In fiscal 1996, 1997 and 1998, the fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
                                                               ----  ----  ----
     Risk-free interest rate.................................. 6.00% 6.00% 5.40%
     Expected life of option in years......................... 4.00  4.00  4.21
     Expected dividend yield..................................  --    --    --

   The effect of applying FAS 123 to the Company's stock option awards did not result in pro forma net loss that was materially different from historical amounts reported. Therefore, such pro forma information is not separately presented herein. Future pro forma net income (loss) results may be materially different from actual amounts reported.

   The weighted average fair value of options granted to employees during the years ended December 31, 1996, 1997 and 1998, were approximately $0.005, $0.005 and $0.125, respectively.

Shares Reserved for Future Issuance

   Common stock reserved for future issuance at December 31, 1998 is as follows:

     Stock option plan...............................................  9,437,252
     Warrants........................................................  1,312,204
     Conversion of outstanding preferred stock....................... 13,728,482
                                                                      ----------
     Total common stock reserved for future issuance................. 24,477,938
                                                                      ==========

10. Segments of an Enterprise and Related Information

   The Company operates in one industry segment. The Company designs, develops and sells IP telephony systems. The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components.

   Net revenue for non-U.S. locations are substantially the result of export sales from the U.S. Net revenue by geographic region based on customer location were as follows:

                                                                    Year ended
                                                                   December 31,
                                                                  --------------
                                                                   1997   1998
                                                                  ------ -------
                                                                  (in thousands)
Net revenue:
 United States................................................... $  213 $ 7,544
 Other North America.............................................      2      99
 Europe..........................................................     58     740
 Asia............................................................  3,086   6,264
                                                                  ------ -------
Total............................................................ $3,359 $14,647
                                                                  ====== =======

                              CLARENT CORPORATION

11. Net Loss Per Share and Unaudited Pro Forma Stockholders' Equity

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computations of basic and diluted net loss per share until the time-based vesting restrictions have lapsed.

   If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into 13,728,482 shares of common stock based on the shares of convertible preferred stock outstanding at December 31, 1998. The unaudited pro forma stockholders' equity reflects this conversion.

   The following table sets forth the computation of basic and diluted earnings per share:

                                              Period from      Year ended
                                             July 2, 1996     December 31,
                                            (inception) to   ----------------
                                           December 31, 1996  1997     1998
                                           ----------------- -------  -------
                                            (in thousands, except per share
                                                       amounts)
Net loss (numerator)......................      $ (276)      $(2,059) $(5,475)
                                                ======       =======  =======
Shares used in computing historical basic
 and diluted net loss per share
 (denominator):
 Weighted average common shares
  outstanding.............................       5,400         5,400    6,248
 Less shares subject to repurchase........      (5,400)       (4,438)  (2,644)
                                                ------       -------  -------
Denominator for historical basic and
 diluted net loss per share...............         --            962    3,604
                                                ======       =======
Conversion of preferred stock (pro
 forma)...................................                             10,504
                                                                      -------
Denominator for pro forma basic and
 diluted net loss per share...............                             14,108
                                                                      =======
Historical basic and diluted net loss per
 share....................................         N/A       $(2.14)  $ (1.52)
                                                ======       =======  =======
Pro forma basic and diluted net loss per
 share....................................                            $ (0.39)
                                                                      =======

12. Subsequent Events

   In April 1999, the Company's Board of Directors approved the 1999 Amended and Restated Equity Incentive Plan (Plan), subject to stockholder approval. The Plan increases the authorized shares under the Company's existing stock option plan from 10,503,000 to 11,358,170.

   In April 1999, the Board adopted the 1999 Non-Employee Directors' Equity Incentive Plan (Directors' Plan), subject to stockholder approval, to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors who are not any of the Company's affiliates' employees or consultants (Non-Employee Director). The Directors' Plan is administered by the Board, and may be delegated to a committee.

   The aggregate number of shares of common stock that may be issued under the Directors' Plan is 300,000 shares. Under the terms of the Directors' Plan, as of the initial public offering, each Non-Employee Director, and each person who is thereafter elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders, be granted an option to purchase 5,000 shares of common stock. In addition, commencing with the third regular meeting subsequent to the date of each Non-Employee Directors' initial

                              CLARENT CORPORATION
grant under the Director's Plan, each person who is then serving as a Non-Employee Director automatically shall be granted an option to purchase 2,000 shares of common stock. The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan vest and become exercisable immediately.

   In April 1999, the Company's Board of Directors approved the 1999 Employee Stock Purchase Plan (Purchase Plan), subject to stockholder approval, covering an aggregate of 600,000 shares of common stock. Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date.

   In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion or when all of the shares reserved for issuance under the Purchase Plan have been issued.

   In April 1999, the Company's Board of Directors approved a two-for-one split of the Company's common stock. The stock split will become effective with the approval of the Amended and Restated Certificate of Incorporation by the state of Delaware in connection with the Company's reincorporation. In addition, each share of the Company's preferred stock will be convertible into two shares of common stock. All share and per share amounts in the accompanying consolidated financial statements have been adjusted retroactively.

   On April , 1999, the Company's board of directors, subject to approval of the Amended and Restated Certificate of Incorporation by the state of Delaware, authorized the reincorporation of the Company in Delaware. The par value of the preferred and common stock is $0.001 per share. The Company's Certificate of Incorporation will be amended to authorize 5,000,000 shares of preferred stock and 50,000,000 shares of Common Stock. The board of directors has the authority to fix or alter the designations, powers, preferences, and rights of the shares of each such series. The Company's reincorporation has been reflected in the consolidated financial statements for all periods presented.

  [Graphic featuring a world map with stars indicating geographic locations of our deployed products]


 The Clarent System has been installed in approximately 45 countries worldwide

                               [LOGO OF CLARENT]


                                  CLARENT(TM)
                   T H E  C L E A R E R. T H E  B E T T E R.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

     SEC Registration Fee.............................................. $20,461
     NASD Filing Fee...................................................   7,860
     Nasdaq National Market Filing Fee.................................
     Blue Sky Fees and Expenses........................................
     Accounting Fees...................................................
     Legal Fees and Expenses...........................................
     Transfer Agent and Registrar Fees.................................
     Printing and Engraving............................................
     Miscellaneous.....................................................
                                                                        -------
       Total........................................................... $     *
                                                                        =======

--------
* To be supplied by amendment.

ITEM 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Article VI of the Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors to the maximum extent permitted by the Delaware General Corporation Law and Section 43 of
Article XI of the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements with each director and certain officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference
is also made to Section     of the Underwriting Agreement contained in Exhibit
1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

ITEM 15. Recent Sales of Unregistered Securities

Item 15. Recent Sales of Unregistered Securities

   a) Since July 2, 1996, the Company has issued and sold (without payment or any selling commissions to any person) the following registered securities:

     (1) Prior to completion of this offering, the Registrant intends to effect a two-for-one stock split of its outstanding Common Stock in which every one outstanding share of Common Stock will be split into two shares of Common Stock.

     (2) Since July 2, 1996, the Registrant issued 3,400,000 shares of Common Stock (net of repurchases) to three employees, consultants and non-employee directors at a weighted average purchase price of $0.005 per share.

     (3) Since October 11, 1996 and through March 31, 1999, the Registrant has granted stock options to purchase 9,813,796 shares of Common Stock (net of cancellations) to a total of 150 employees, consultants and non-employee directors at a weighted average exercise price of $0.64 per share pursuant to the Company's stock plans.

     (4) On December 15, 1996, the Registrant issued and sold shares of Series A Preferred Stock convertible into an aggregate of 2,000,000 shares of Common Stock to a total of five private investors for an aggregate purchase price of $500,000.

     (5) From March 25, 1997 to June 10, 1997, the Registrant issued and sold shares of Series B Preferred Stock convertible to an aggregate of 6,440,000 shares of Common Stock to a total of 24 private investors for an aggregate purchase price of $3,220,000.

     (6) As of March 31, 1998, 1,426,328 shares of Common Stock had been issued upon exercise of options and 7,631,842 shares of Common Stock were issuable upon exercise of outstanding options under the Registrant's 1996 Stock Option Plan.

     (7) On February 24, 1998, the Registrant issued and sold warrants to purchase an aggregate of 118,532 shares of Series C Preferred Stock to eight private investors for an aggregate exercise price of $331,297.

     (8) On April 2, 1998, the Registrant issued warrants to purchase an aggregate of 1,760,000 shares of Common Stock to WK Technology Fund for an aggregate exercise price of $88,000.

     (9) From June 11, 1998 to December 7, 1998, the Company issued and sold shares of Series C Preferred Stock convertible into an aggregate of 5,288,482 shares of Common Stock to 15 private investors for an aggregate purchase price of $17,399,106.

   The issuance described in Item 15(a)(1) was or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities.

   The sales and issuances of securities in the transactions described in paragraphs (2), (3) and (4) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation S or Rule 701 promulgated thereunder, as transactions by an issuer not involving any public offering, in that the purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof, received either adequate information about the Registrant or had access, through employment or other relationship, to such information, and the securities were offered and sold, either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation as provided by Rule 701. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities.

   The sales and issuances of securities in transactions described in paragraphs (5) through (9) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder as transactions by an issuer not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received either adequate information about the Registrant or had access, through employment or other relationships, to such information.

   There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1*  Form of Underwriting Agreement

  3.1*  Certificate of Incorporation of the Registrant

  3.2* Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement

  3.3*  Bylaws of the Registrant

  4.1*  Specimen Common Stock Certificate

  4.2* Amended and Restated Investor Rights Agreement, dated June 11, 1998 (as amended December 7, 1998 and April 8, 1999)

  4.3   Founder Stock Purchase Agreement, dated July 2, 1996

  5.1*  Opinion of Cooley Godward LLP

 10.1 Form of Indemnity Agreement between the Registrant and its directors and officers.

 10.2   1999 Amended and Restated Equity Incentive Plan and Form of Stock
        Option Grant Notice and Agreement

 10.3   1999 Non-Employee Directors' Stock Option Plan and Form of Nonstatutory
        Stock Option

 10.4   1999 Employee Stock Purchase Plan and Offering Document

 10.5   Employment Agreement, dated August 1, 1998, by and between the
        Registrant and Richard J. Heaps

 10.6 Employment Agreement, dated June 9, 1997, by and between the Registrant and Mark E. McIlvane (as amended June 9, 1998)

 10.7** OEM Purchase Agreement, dated effective as of December 1, 1998, by and between the Registrant and AudioCodes, Ltd.

 10.8   Master Maintenance and Support Services Agreement and Statement of
        Work, dated December 29, 1998, by and between the Registrant and Equant
        Integration Services, Inc.

 10.9   Loan and Security Agreement, dated May 28, 1998, between Silicon Valley
        Bank and the Registrant (as modified on February 16, 1999)

 10.10 Lease Agreement, dated August 12, 1998, by and between the Registrant and Seaport Centre Associates, LLC

 10.11  Sublease, dated May 27, 1998, by and between the Registrant and Unwired
        Planet, Inc.

 23.1   Consent of Ernst & Young LLP, independent auditors

 23.2*  Consent of Cooley Godward LLP (included in Exhibit 5.1)

 24.1   Power of Attorney (see signature pages)

 27.1   Financial Data Schedule

--------
 * To be filed by amendment
** Confidentiality requested

   (b) Financial Statement Schedules

                 Schedule II--Valuation and Qualifying Accounts

Allowance For Doubtful Accounts:

                                             Additions-
                                 Balances at Charged to             Balances at
                                  Beginning  Costs and  Deductions-   End of
                                  of Period   Expenses  Write-Offs    Period
                                 ----------- ---------- ----------- -----------
Period from July 2, 1996
 (inception) through
 December 31, 1996..............   $  --       $  --      $  --       $  --
                                   ======      ======     ======      ======
Year Ended December 31, 1997....   $  --       $   38     $  --       $   38
                                   ======      ======     ======      ======
Year Ended December 31, 1998....   $   38      $  803     $  (34)     $  807
                                   ======      ======     ======      ======

   Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Redwood City, County of San Mateo, State of California, on April 9, 1999.

                                          CLARENT CORPORATION

                                                /s/ Jerry Shaw-Yau Chang
                                          By: _________________________________
                                                    Jerry Shaw-Yau Chang
                                                  Chief Executive Officer,
                                                   President and Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry Shaw-Yau Chang and Richard J. Heaps, and each of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Jerry Shaw-Yau Chang          Chief Executive Officer,      April 9, 1999
______________________________________  President and Director
         Jerry Shaw-Yau Chang           (Principal Executive
                                        Officer)

       /s/ Richard J. Heaps            Chief Operating Officer       April 9, 1999
______________________________________  and Chief Financial
           Richard J. Heaps             Officer (Principal
                                        Financial and Accounting
                                        Officer)

       /s/ Michael F. Vargo            Chief Technology Officer      April 9, 1999
______________________________________  and Director
           Michael F. Vargo

         /s/ Wen Chang Ko              Director                      April 9, 1999
______________________________________
             Wen Chang Ko

      /s/ Syaru Shirley Lin            Director                      April 9, 1999
______________________________________
          Syaru Shirley Lin


                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement

  3.1*   Certificate of Incorporation of the Registrant

  3.2* Form of Restated Certificate of Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement

  3.3*   Bylaws of the Registrant

  4.1*   Specimen Common Stock Certificate

  4.2*   Amended and Restated Investor Rights Agreement, dated June 11, 1998
         (as amended December 7, 1998 and April 8, 1999)

  4.3    Founder Stock Purchase Agreement, dated July 2, 1996

  5.1*   Opinion of Cooley Godward LLP

 10.1 Form of Indemnity Agreement between the Registrant and its directors and officers.

 10.2    1999 Amended and Restated Equity Incentive Plan and Form of Stock
         Option Grant Notice and Agreement

 10.3    1999 Non-Employee Directors' Stock Option Plan and Form of
         Nonstatutory Stock Option

 10.4    1999 Employee Stock Purchase Plan and Offering Document

 10.5    Employment Agreement, dated August 1, 1998, by and between the
         Registrant and Richard J. Heaps

 10.6    Employment Agreement, dated June 9, 1997, by and between the
         Registrant and Mark E. McIlvane (as amended June 9, 1998)

 10.7** OEM Purchase Agreement, dated effective as of December 1, 1998, by and between the Registrant and AudioCodes, Ltd.

 10.8    Master Maintenance and Support Services Agreement and Statement of
         Work dated, December 29, 1998, by and between the Registrant and Equant Integration Services, Inc.

 10.9    Loan and Security Agreement, dated May 28, 1998, between Silicon
         Valley Bank and the Registrant (as modified on February 16, 1999)

 10.10 Lease Agreement dated, August 12, 1998, by and between the Registrant and Seaport Centre Associates, LLC

 10.11 Sublease, dated May 27, 1998, by and between the Registrant and Unwired Planet, Inc.

 23.1    Consent of Ernst & Young LLP, independent auditors

 23.2*   Consent of Cooley Godward LLP (included in Exhibit 5.1)

 24.1    Power of Attorney (see signature pages)

 27.1    Financial Data Schedule

--------
 * To be filed by amendment
** Confidentiality requested